Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EMPEIRIA ACQUISITION CORPORATION,

IDE ACQUISITION CO., LLC,

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, INC.,

and

STEPHEN COPE, AS REPRESENTATIVE

Dated as of October 19, 2012

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS

Page
Exhibits, Annex and Disclosure Schedules

Exhibit A	—	Form of Registration Rights Agreement
Exhibit B	—	Form of Lock-Up Agreement
Exhibit C	—	Holder Letter of Transmittal
Exhibit D-1	—	Form of First Amendment to Commercial Lease (SDC Blackhole)
Exhibit D-2	—	Form of First Amendment to Commercial Lease (IDECO)
Exhibit D-3	—	Form of First Amendment to Commercial Lease (9th Green)
Exhibit E		Form of Voting Agreement
Exhibit F	—	Example Net Working Capital

Annex A		Tender Offer Conditions

Affiliated Transactions Schedule
Authorization Schedule
Brokerage Schedule
Capitalization Schedule
Conduct of Business Schedule
Contracts Schedule
Customers Schedule
Developments Schedule
Employee Benefits Schedule
Employment and Labor Matters Schedule
Environmental Schedule
Financial Statements Schedule
Holder Transaction Expenses Schedule
Indebtedness Pay-Off Schedule
Insurance Schedule
Intellectual Property Schedule
Leased Real Property Schedule
Liens Schedule
Litigation Schedule
Officer Schedule
Permitted Liens Schedule
Subsidiary Schedule
Taxes Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of October 19, 2012, by and among EMPEIRIA ACQUISITION CORPORATION, a Delaware corporation (“Parent”), IDE ACQUISITION CO., LLC, a Delaware limited liability company and wholly-owned Subsidiary of Parent (“Merger Sub”), INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, INC., a Delaware corporation (the “Company”), and STEPHEN COPE, in his capacity as representative of the Holders pursuant to Article 9 hereof (“Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10 below.

WHEREAS, this Agreement contemplates a transaction in which Parent will acquire the Company pursuant to a transaction in which the Company will merge with and into Merger Sub, a direct wholly-owned subsidiary of Parent, with Merger Sub surviving the merger, in accordance with the Delaware Limited Liability Company Act (the “LLCA”) and the Delaware General Corporation Law (the “DGCL”), and the holders of the Company’s Common Stock (each such Person, a “Holder”) will receive cash and Parent Shares as consideration in such Merger;

WHEREAS, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, and (ii) recommended acceptance of the Merger and approval of this Agreement by the Holders;

WHEREAS, the requisite number of Holders required to adopt this Agreement and consent to and approve the transactions contemplated hereby under the DGCL and the Company’s certificate of incorporation, will, promptly following the Company’s, Parent’s and Merger Sub’s full execution and delivery of this Agreement, execute written consents, dated as of the date hereof, adopting this Agreement and approving the transactions contemplated hereby in accordance with the DGCL, the Company’s certificate of incorporation and the Company’s bylaws, in each case as in effect as of the date hereof (such consents are collectively referred to herein as the “Holder Approval”);

WHEREAS, the board of directors of Parent and Parent, in its capacities as managing member and sole member of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL, LLCA and all other applicable Law;

WHEREAS, the Company and Parent intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and, by approving the resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

WHEREAS, concurrently with the execution of this Agreement, certain of the Company’s employees and the Company have entered into Executive Employment Agreements, each of which shall become effective upon the Closing (collectively, the “Employment Agreements”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties agree as follows:

ARTICLE 1

THE MERGER

1.01 The Merger.

(a) Upon the terms and subject to the conditions hereof, at the Effective Time, the Company shall be merged with and into Merger Sub in accordance with the DGCL and the LLCA (the “Merger”), whereupon the separate existence of the Company shall cease, and Merger Sub shall be the surviving company (the “Surviving Company”).

(b) From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL and the LLCA.

1.02 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Jones Day, located at 222 East 41st Street, New York, New York 10017, on the 2nd business day following the satisfaction or waiver of the conditions to the Closing set forth in Article II below (other than conditions which are to be satisfied on the Closing Date, which shall be satisfied on the Closing Date). The date of the Closing is herein referred to as the “Closing Date.” At the Closing, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the LLCA. The Merger shall become effective as of the date and time of such filing or such other time after such filing as Merger Sub and the Company shall agree in the Certificate of Merger (the “Effective Time”).

1.03 Certificate of Formation; Limited Liability Company Agreement; Managers and Officers.

(a) The certificate of formation of Merger Sub in effect at the Effective Time shall be the certificate of formation of the Surviving Company, except that such certificate of formation shall be amended to reflect that the name of the Surviving Company shall be “Integrated Drilling Equipment Company Holdings, LLC.”

(b) The officers of Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the officers, respectively, of the Surviving Company, until their respective successors are duly elected or appointed or their earlier resignation or removal.

1.04 Conversion of Common Stock As a Result of the Merger.

(a) “Aggregate Merger Consideration” means an amount equal to:

(i) $87,500,000,

(ii) plus the amount of the Company’s cash as of the Closing,

(iii) minus the aggregate amount of the Company’s Indebtedness as of the Closing,

(iv) minus the outstanding amount of Holder Transaction Expenses as of the Closing,

(v) plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target, and

(vi) minus the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target.

(b) At the Effective Time, except as otherwise provided in Sections 1.04(c) and 1.07, each share of Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive at the Closing consideration with a value equal to the Per Share Price. Each Holder’s aggregate consideration for the transactions contemplated hereunder shall be paid in cash and Parent Shares, allocated as follows: (i) an amount in cash equal to (A) (1) $20,000,000, plus (2) the Contingent Closing Cash Amount, if any, multiplied by (B) such Holder’s Proportionate Share (such aggregate number, the “Cash Consideration”), and (ii) a number of shares of Parent Shares (rounded down to the nearest whole share) equal to (A) (1) (y) the Aggregate Merger Consideration, minus the Cash Consideration, divided by (z) $10, minus (2) the Holdback Shares, multiplied by (B) such Holder’s Proportionate Share (such resulting amounts, the “Closing Consideration”). From and after the Effective Time, the holders of certificates evidencing ownership of the shares of Common Stock (“Common Stock Certificates”) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided for herein or under applicable law;

(c) At the Effective Time, each share of Common Stock owned by the Company as treasury stock, and each share of Common Stock owned by any Subsidiary of the Company, that, in either case, is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished without any exchange thereof and without any further action on the part of the Company;

(d) The membership interests of Merger Sub outstanding immediately prior to the Effective Time shall remain the membership interests in the Surviving Company, unaffected by the Merger, with the same rights, powers and privileges as existed prior to the Merger.

(e) “Per Share Price” means an amount equal to (i) the Aggregate Merger Consideration, divided by (ii) the aggregate number of shares of Common Stock outstanding as of the Effective Time (other than shares held by the Company or any of its Subsidiaries).

(f) “Contingent Closing Cash Amount” means (i) the Trust Account Excess, multiplied by (ii) 0.5; provided, however, that the Contingent Closing Cash Amount shall not be (y) more than $10,000,000, nor (z) less than $0.

1.05 Surrender and Payment.

(a) At least 2 business days prior to the Closing Date, the Company will deliver to Parent its good faith estimate of (x) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing and (y) the Aggregate Merger Consideration (the “Estimated Aggregate Merger Consideration”). The calculation of the Estimated Aggregate Merger Consideration will be prepared in accordance with the Agreed Accounting Principles. At the Closing, Parent shall issue shares of Parent Shares and pay, or shall cause the Surviving Company to pay, in cash by wire transfer of immediately available funds, the Estimated Aggregate Merger Consideration and outstanding Holder Transaction Expenses as follows:

(i) all amounts necessary to fully discharge the then-outstanding balances of Holder Transaction Expenses (except with respect to the contingent shares to be paid to TerraNova Capital Partners, Inc., if any, described in Section 1.12) shall be paid by Parent to accounts owned by the Persons owed such amounts;

(ii) all amounts necessary to fully discharge the then-outstanding Indebtedness of the Company as set forth in the applicable payoff letters, and Parent shall pay such amounts in accordance with such payoff letters; provided, however, Parent shall not be required to satisfy the amounts outstanding with respect to the Revolver as of the Closing if it elects, prior to the Closing, that the Revolver shall not be discharged at Closing;

(iii) the Holdback Shares shall be issued in the name of Parent and held for the benefit of the Holders pursuant to the terms of Section 8.10 (but subject to the rights of the Parent Indemnified Parties set forth therein); and

(iv) with respect to each Holder (other than with respect to Dissenting Shares, unless other documentation is agreed to by Parent and any such Holder, the Closing Consideration, as applicable, for such shares of Common Stock represented by Common Stock Certificates shall be paid to such Holder upon such Holder’s delivery of a Holder Letter of Transmittal and surrender of applicable Common Stock Certificates to Parent, in each case in a form and manner satisfactory to Parent.

(b) Until so surrendered, each Common Stock Certificate shall represent after the Effective Time for all purposes only the right to receive payment as provided in this Agreement. Representative shall provide Parent with a flow of funds setting forth the amounts to be paid pursuant to Section 1.05(a) (including with respect to each holder of shares of Common Stock) along with wire instructions therefore at least 2 business days prior to the Closing Date and Parent shall be entitled to rely on such flow of funds and will have no liability to, and shall be indemnified by the Holders from any claim of, any Person for distributing the amounts pursuant to this Agreement in accordance with such flow of funds.

(c) As promptly as possible, but in any event within 60 days after the Closing Date, Parent will deliver to Representative (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing, and (ii) its calculation of the Aggregate Merger Consideration (together, the “Closing Statement”). The Closing Statement will be prepared in accordance with the Agreed Accounting Principles. The Closing Statement will entirely disregard any of the plans, transactions, or changes which Parent intends to initiate or make or cause to be initiated or made after the Closing with respect to the Surviving Company and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Parent or any of its assets or liabilities.

(d) Parent will, and will cause the Surviving Company to, (i) assist Representative and its representatives in the review of the Closing Statement and provide Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Company to the extent reasonably necessary for their review of the Closing Statement, and (ii) cooperate with Representative and its representatives in connection with such review, including providing on a timely basis all other information reasonably requested by Representative and its representatives that is to be used in connection with the review of the Closing Statement. If Representative has any objections to the Closing Statement, Representative will deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Representative objects (the “Disputed Items”). If an Objections Statement is not delivered to Parent within 30 days after delivery of the Closing Statement, the Closing Statement as prepared by Parent will be final, binding and non-appealable by the parties. Representative and Parent will negotiate in good faith to resolve the Disputed Items and all such discussions will (unless otherwise agreed by Parent and Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement to Parent, Representative and Parent will submit any unresolved Disputed Items (and only such unresolved Disputed Items) to an independent national accounting firm mutually selected by Parent and Representative (the “Accounting Firm”). In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party will submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to Representative, or the Objections Statement delivered to Parent, as applicable) together with such supporting documentation as it deems appropriate, to the Accounting Firm within 30 days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution. Representative and Parent will use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Accounting

Firm receives the Closing Statements prepared by Representative and Parent. In resolving any such dispute, the Accounting Firm may not assign a value to any unresolved Disputed Item greater than the highest amount Representative or Parent assigns to such Disputed Item in their respective Closing Statements or less than the lowest amount Representative or Parent assigns to such Disputed Item in their respective Closing Statements. Representative and Parent will use their respective commercially reasonable efforts to cause the Accounting Firm to notify them in writing of its resolution of such dispute as soon as practicable. The Closing Statement that includes the final determination of the unresolved Disputed Items by the Accounting Firm will be final, binding and non-appealable by the parties. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. All costs and expenses of the Accounting Firm, if any, will be paid by Parent and Representative, respectively, in the proportion that the aggregate dollar amount of the unresolved Disputed Items submitted to the Accounting Firm by such party that are unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all unresolved Disputed Items submitted by Parent and Representative. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Representative’s position, 60% of the costs of the Accounting Firm’s review would be borne by Parent and 40% of the costs would be borne by Representative.

(e) If the Aggregate Merger Consideration as finally determined after taking into account the final determination of the Closing Statement pursuant to Section 1.05(d) (the “Final Aggregate Merger Consideration”) exceeds the Estimated Aggregate Merger Consideration, then, within 5 business days after the determination of the Final Aggregate Merger Consideration, Parent shall issue to each Holder a number of Parent Shares (rounded down to the nearest share) equal to (1) (A) the amount of such excess, divided by (B) $10, multiplied by (2) such Holder’s Proportionate Share.

(f) If the Final Aggregate Merger Consideration is less than the Estimated Aggregate Merger Consideration, then, within 5 business days after the determination of the Final Aggregate Merger Consideration, Representative (on behalf of the Holders) will pay to Parent an amount equal to such shortfall by surrender of a number of Parent Shares (rounded down to the nearest share) to Parent equal to (i) the amount of such excess, divided by (ii) $10.

(g) All payments required pursuant to Sections 1.05(e) and 1.05(f) will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Parent pursuant to this Agreement, to the extent permitted by applicable law.

1.06 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Common Stock, or stock dividend thereon with a record date during such period, or any similar event relating to the Common Stock, the applicable Per Share Price, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

1.07 Treatment of Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Holders who have properly demanded appraisal of their shares of Common Stock pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL

(“Dissenting Shares”) shall not have such shares converted as provided herein, but instead such Holders shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and except as otherwise provided by Law, each holder of Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL. Notwithstanding the foregoing, if any Holder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such Holders under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time as set forth in Section 1.04(b). The Company shall give Parent prompt written notice of any demands for appraisal with respect to Dissenting Shares, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands, and any settlements with respect thereto shall not be entered into without the prior written consent of Representative and Parent (such consents not to be unreasonably withheld or delayed). Any payments to be made in respect of Dissenting Shares will be made by Parent and/or the Surviving Company.

1.08 No Further Ownership Rights in Capital Stock. The consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Stock (including any rights to receive accrued but unpaid dividends on the Common Stock, if any), and, from and after the Effective Time, the Holders shall cease to have any rights with respect to the shares of Common Stock (including any rights to receive any accrued but unpaid dividends, if any), except as otherwise expressly provided for in this Agreement. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Company of shares of Common Stock. If, after the Effective Time, Common Stock Certificates are presented to Parent or the Surviving Company for any reason, they shall be canceled and exchanged as provided and in accordance with this Section 1.08.

1.09 Lost Certificates. If any Common Stock Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Common Stock Certificate to be lost, stolen or destroyed, and an indemnity, reasonably satisfactory to Parent, the Surviving Company and their Affiliates, against any claim that may be made against any of them with respect to such Common Stock Certificate, the Surviving Company will pay, in exchange for such lost, stolen or destroyed Common Stock Certificate, the applicable portion of the Aggregate Merger Consideration to be paid in respect of the Common Stock represented by such Common Stock Certificate as contemplated by this Article 1.

1.10 Withholding. Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub, the Surviving Company and the Representative (as applicable) shall be entitled to deduct and withhold from the amounts payable under this Agreement such amounts as may be required to be deducted and withheld under the Code and any other applicable Tax Laws. Any such withheld amount shall be paid over to the appropriate Governmental Body and treated as though it had been paid to the Person in respect of which such withholding was required.

1.11 Interest; No Liability. All payments made pursuant to this Article 1, whether at the Closing or afterwards, shall be without interest. None of Parent, Merger Sub or the Surviving Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.12 Contingent Consideration.

(a) Contingent Share Consideration. In addition to the Closing Consideration, Parent shall issue, on the terms and subject to the conditions set forth in Sections 1.12(a) – (d), up to 5,250,000 shares of Parent Shares as follows (the “Contingent Share Consideration”):

(i) if, prior to the fifth anniversary of the Closing Date, (A) Parent’s Trading Price exceeds $12.00 per share for any 20 Trading Days within any period of 30 consecutive Trading Days exceeds $12.00 per share or (B) Change of Control Transaction occurs that values each Parent Share at more than $12.00 per share, then, within 5 business days after the satisfaction of the condition set forth in (A) or immediately prior to the Change of Control Transaction described in (B), as applicable, Parent shall issue to each Holder, without further consideration from such Holder, a number of Parent Shares equal to (y) 1,312,500, multiplied by (z) such Holder’s Proportionate Share; plus

(ii) if, prior to the fifth anniversary of the Closing Date, (A) Parent’s Trading Price exceeds $13.50 per share for any 20 Trading Days within any period of 30 consecutive Trading Days exceeds $13.50 per share or (B) Change of Control Transaction occurs that values each Parent Share at more than $13.50 per share, then, within 5 business days after the satisfaction of the condition set forth in (A) or immediately prior to the Change of Control Transaction described in (B), as applicable, Parent shall issue to each Holder, without further consideration from such Holder, a number of Parent Shares equal to (y) 1,312,500, multiplied by (z) such Holder’s Proportionate Share; plus

(iii) if, prior to the fifth anniversary of the Closing Date, (A) Parent’s Trading Price exceeds $15.00 per share for any 20 Trading Days within any period of 30 consecutive Trading Days exceeds $15.00 per share or (B) Change of Control Transaction occurs that values each Parent Share at more than $15.00 per share, then, within 5 business days after the satisfaction of the condition set forth in (A) or immediately prior to the Change of Control Transaction described in (B), as applicable, Parent shall issue to each Holder, without further consideration from such Holder, a number of Parent Shares equal to (y) 1,312,500, multiplied by (z) such Holder’s Proportionate Share; plus

(iv) if, prior to the fifth anniversary of the Closing Date, (A) Parent’s Trading Price exceeds $17.00 per share for any 20 Trading Days within any period of 30 consecutive Trading Days exceeds $17.00 per share or (B) Change of Control Transaction occurs that values each Parent Share at more than $17.00 per share, then, within 5 business days after the satisfaction of the condition set forth in (A) or immediately prior to the Change of Control Transaction described in (B), as applicable,

Parent shall issue to each Holder, without further consideration from such Holder, a number of Parent Shares equal to (y) 1,312,500, multiplied by (z) such Holder’s Proportionate Share.

For the avoidance of doubt, the Contingent Share Consideration shall not be paid, and the right to receive any amounts shall be waived and discharged, with respect to any of the conditions set forth in Sections 1.12(a)(i), 1.12(a)(ii), 1.12(a)(iii) and 1.12(a)(iv) that have not been satisfied on or before the fifth anniversary of the Closing Date. The Contingent Share Consideration shall be adjusted for any stock split or reverse stock split occurring from and after the Closing until the date of issuance in accordance with this Section 1.12(a). Any amounts to be paid to any Person pursuant to the Letter Agreement with TerraNova Capital Partners, Inc., dated February 28, 2012, shall be deducted from the Parent Shares to be issued pursuant to this Section 1.12 and shall instead be issued directly to such Person.

(b) Contingent Cash Consideration.

(i) Within 30 days after Parent files its Annual Report on Form 10-K with the SEC for fiscal year 2013, Parent shall provide the Representative its calculation of the Earnout Amount, which such amount will be calculated in accordance with the Agreed Accounting Principles, and reasonable support for Parent’s calculation thereof (the “Earnout Statement”).

(ii) On or before the 5th business day following the date on which the calculation of the Earnout Amount becomes final (either by Representative delivering written notice of acceptance to Parent or deemed acceptance or final determination by the Accounting Firm under Section 1.12(b)(v)) Parent shall, subject to Parent’s set-off rights, pay each Holder an amount (if any), in immediately available funds, equal to (A) the Earnout Amount, multiplied by (B) such Holder’s Proportionate Share.

(iii) “Earnout Amount” means an amount equal to (A) the amount by which the 2013 EBITDA exceeds $30,000,000, multiplied by (B) 0.5; provided, that such amount shall not (y) exceed $10,000,000, nor (z) be less than zero.

(iv) “2013 EBITDA” means the net income of the Surviving Company for fiscal year 2013, excluding any extraordinary gains or losses, and increased by the amount reflected in their financial statements as expenses incurred for interest, income Taxes, depreciation, amortization of any intangible assets and amortization of financing or related fees, but only to the extent that such items were deducted in computing net income and calculated in accordance with the Agreed Accounting Principles, including any add-backs, deductions and allocations of overhead set forth therein; provided, however, that “EBITDA” shall be adjusted to exclude for any relevant period the appropriate financial items for any Person or business unit of a Person that has been directly or indirectly acquired by Parent or its Affiliates prior to the end of fiscal year 2013 (including, without limitation, by way of merger or combination involving Parent or the Surviving Company).

(v) Parent shall, and shall cause the Surviving Company to, provide Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data and employees of the Surviving Company to the extent reasonably necessary to verify the Earnout Amount. If the Representative has any objections to the Earnout Statement, the Representative shall deliver to Parent a statement setting forth, in reasonable detail, its objections thereto (each, an “Earnout Objection Statement”). If an Earnout Objection Statement is not delivered to Parent within 30 days after delivery of an Earnout Statement, such Earnout Statement as prepared by Parent shall be deemed irrevocably accepted by the Representative on behalf of the Holders and be final, binding and non-appealable by the parties and the Holders. The Representative and Parent shall negotiate in good faith to resolve the objections raised in any Earnout Objection Statement, but if they do not reach a final resolution within 30 days after the delivery of an Earnout Objection Statement to Parent, any unresolved disputes shall be submitted to an independent national accounting firm mutually selected by Parent and the Representative (the “Earnout Accounting Firm”). In the event any such dispute is submitted to the Earnout Accounting Firm, each party shall be permitted to submit a statement setting forth its calculation of the applicable earnout amounts, together with such supporting documentation as it deems appropriate, to the Accounting Firm. The Representative and Parent shall use their respective commercially reasonable efforts to cause the Earnout Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Earnout Accounting Firm receives the applicable statements prepared by the Representative and Parent. The calculation of the 2013 Earnout Amount as finally determined by the Earnout Accounting Firm (which such determination shall be made in a manner consistent with the terms of this Agreement and shall not, for such earnout, be less than the amount set forth in the applicable Earnout Statement nor exceed the amount set forth in the applicable Earnout Objection Statement) shall be final, binding and non-appealable among the parties. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Earnout Accounting Firm. All costs and expenses of the Earnout Accounting Firm, if any, shall be paid by the party whose calculation of the applicable earnout amount is farthest from the final determination of the Earnout Accounting Firm.

(vi) All payments required pursuant to Section 1.12 shall be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Parent pursuant to this Agreement, unless otherwise required by applicable Law.

Parent and the Surviving Company shall, and Parent shall cause its Subsidiaries to, refrain from taking any action that is predominately intended to reduce the amount of the Earnout Amount.

ARTICLE 2

CONDITIONS TO MERGER

2.01 Conditions to All Parties’ Obligations. The obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) the applicable waiting periods (and any extensions thereof), if any, under the HSR Act will have expired or been terminated;

(b) no court or other Governmental Body shall have issued, enacted, entered, promulgated or enforced any Law or order (whether or not temporary or final and non-appealable, and that has not been vacated, withdrawn or overturned), restraining, enjoining or otherwise prohibiting the Merger;

(c) the Tender Offer shall have been conducted in accordance with Section 6.05 and Parent shall have accepted the Parent Shares validly tendered and not validly withdrawn pursuant to the Tender Offer and no more than a number of Parent Shares equal to ninety-two percent (92%) of the Offering Shares (as defined in Parent’s certificate of incorporation, as amended) shall have been validly tendered and not validly withdrawn prior to the expiration of the Tender Offer;

(d) this Agreement will not have been terminated in accordance with Section 7.01; and

(e) the Holder Approval shall have been obtained.

2.02 Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) each of the representations and warranties of the Company contained in Article 3 that is (i) qualified as to or by Material Adverse Effect will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (ii) not qualified as to or by Material Adverse Effect will be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or will not have a Material Adverse Effect; provided, however, that the representations and warranties of the Company contained in the Company Fundamental Representations shall be true and correct as of the Closing Date as if made anew as of such date in all material respects; provided, further, that the first sentence of Section 3.07 shall be true and correct as of the Closing Date as if made anew as of such date in all respects;

(b) the Company will have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by them at or prior to the Closing;

(c) the Company will have delivered to Parent each of the following:

(i) a certificate of the Company, in a form reasonably satisfactory to Parent, executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above as they relate to the Company have been satisfied;

(ii) a duly executed notice to the IRS prepared in accordance with the requirements of Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3) that is reasonably acceptable to the Parent and dated as of the Closing Date (the “FIRPTA Certificate”), along with written authorization for the Parent to deliver such FIRPTA Certificate to the IRS on behalf of the Company upon the Closing of the Merger;

(iii) evidence of termination of the agreements set forth on the Schedule 2.02(c)(iii), which such form will include releases of the Company’s obligations thereto, in each case in a form satisfactory to Parent;

(iv) payoff letters in a form reasonably satisfactory to Parent, with respect to the payoff amounts of the Indebtedness identified on the Indebtedness Pay-Off Schedule (the “Pay-Off Letters”);

(v) the consents listed on Schedule 2.02(c)(v) to be identified in form and substance reasonably satisfactory to Parent;

(vi) a Registration Rights Agreement, in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), from each Holder, duly executed by each such Holder;

(vii) a Lock-Up Agreement, in the form attached hereto as Exhibit B, from each Holder, duly executed by each such Holder;

(viii) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and the incumbency of the Persons signing this Agreement on behalf of the Company;

(ix) (A) a certified copy of the certificate of incorporation or equivalent organizational document of the Company and each of its Subsidiaries and (B) a certificate of good standing or equivalent certificate from the jurisdictions in which the Company and its Subsidiaries are incorporated or formed, in each case, dated within 30 days of the Closing Date;

(x) the International Agreement, duly executed by the parties thereto;

(xi) the Lease Amendments, duly executed by the parties thereto;

(xii) a Voting Agreement, in the form attached hereto as Exhibit F, from each Holder thereto, duly executed by each such Holder; and

(xiii) the resignations, effective as of the Closing, from the boards of directors of any Subsidiaries of the Company of each director so designated in writing by Parent not less than ten days prior to the Closing and

(xiv) the 280G Shareholder Vote Materials.

(d) there shall be no action, suit or proceeding pending against Parent, Merger Sub or the Company or any of their respective Affiliates by any Governmental Body (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger; (ii) seeking material damages in connection with the Merger; (iii) seeking to compel the Company, Parent, Merger Sub or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger; or (iv) seeking to impose any criminal sanctions or liability on Parent, Merger Sub or the Company in connection with the Merger;

(e) the employees set forth on Schedule 2.02(e) shall be employed by the Company and the Employment Agreements between any such individual and the Company, if any, remain in full force and effect;

(f) holders of no more than five percent (5.0%) of the aggregate outstanding Common Stock as of the Effective Time will have elected to exercise (and will not have withdrawn) dissenters’, appraisal or similar rights under Delaware law with respect to such shares; and

(g) (i) the balance of the Trust Account as of the Closing (after repurchase of Parent Shares tendered in connection with the Tender Offer), together with (ii) the aggregate net proceeds resulting from any financing conducted in connection with the transactions contemplated by this Agreement (without duplication of any amounts reflected in (i)), shall be sufficient to pay the aggregate amount of the Cash Consideration.

2.03 Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) each of the representations and warranties set forth in Article 4 hereof will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of such representation and warranty to be true and correct has not had a material adverse effect on Parent’s or Merger Sub’s ability to perform the transactions contemplated hereby;

(b) each of Parent and Merger Sub will have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing;

(c) Parent will have delivered to the Company each of the following:

(i) a certificate of Parent executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) hereof have been satisfied;

(ii) certified copies of the resolutions duly adopted by Parent’s board of directors (or equivalent governing body) and Merger Sub’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and the Incumbency of the Persons signing this Agreement on behalf of the Company;

(iii) (A) a certified copy of the certificate of incorporation of Parent and a certified copy of the certificate of formation of Merger Sub and (B) a certificate of good standing from the Secretary of State of the State of Delaware, dated within 30 days of the Closing Date; and

(iv) a Voting Agreement, in the form attached hereto as Exhibit F, duly executed by Parent and Empeiria Investors LLC.

2.04 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing; provided, however, that nothing in this Section 2.04 shall in any way limit the Parent Indemnitees’ rights to indemnification pursuant to Article 8.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, on the terms set forth below, to Parent as follows:

3.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify. True and complete copies of the certificate of incorporation and bylaws of the Company and its Subsidiaries, as in effect as of the date hereof, have been heretofore made available to Parent.

3.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock (voting as a single class) in favor of the approval of the Merger is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger, and no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Parent and

Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 Capital Stock. The authorized capital stock of the Company consists of 20,000 shares of Common Stock. The Capitalization Schedule sets forth a true and complete summary of the outstanding Common Stock of the Company. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. Except as set forth on the Capitalization Schedule, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on the Capitalization Schedule, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Company, (b) securities convertible or exchangeable into capital stock of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, or (e) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote.

3.04 Subsidiaries. The attached Subsidiary Schedule sets forth the name of each of the Company’s Subsidiaries, and with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the membership interests or number of shares of its authorized capital stock, as applicable, the membership interests or number and class of shares thereof duly issued and outstanding, as applicable, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity holder. Except as set forth on the attached Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each of the Company’s Subsidiaries is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company’s Subsidiaries has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as presently conducted, and is duly qualified or authorized to do business in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify. All of the equity interests of each of the Company’s Subsidiaries are wholly-owned by the Company and there are no securities (including securities convertible or exchangeable into capital stock of the Subsidiaries) issued to any Person other than the Company or a Subsidiary of the Company. True and complete copies of the certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries, as in effect as of the date hereof, have been heretofore made available to Parent.

3.05 No Breach. Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of the Company’s or any of its Subsidiaries’ certificate or articles of incorporation, association or organization, bylaws, applicable operating agreement, limited liability company agreement, or other applicable governing documents (collectively, the “Organizational Documents”) or any Material Contract to which the Company or any of its Subsidiaries is bound, or any Law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject other than any such authorizations, consents, approvals, exemptions, filings, waivers or other actions (i) required under the HSR Act or applicable antitrust or competition laws of other jurisdictions, or (ii) that may be required in connection with filing the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

3.06 Financial Statements; Books and Records.

(a) The Financial Statements Schedule attached hereto consists of: (i) the Company’s unaudited consolidated balance sheet as of August 31, 2012 (the “Latest Balance Sheet”) and the related statements of income and cash flow for the period beginning on January 1, 2012 and ending on such date, (ii) the Company’s unaudited consolidated balance sheet as of June 30, 2012 and the related statements of income and cash flow for the period beginning on January 1, 2012 and ending on such date, and (iii) the Company’s audited consolidated balance sheet and statement of income and cash flow for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 (all such financial statements referred to in (i), (ii), and (iii), the “Financial Statements”). Except as set forth on the attached Financial Statements Schedule, the Financial Statements (i) were compiled from books and records regularly maintained by management of the Company used to prepare the financial statements of the Company and its Subsidiaries, and (ii) present fairly and accurately in all material respects the financial condition, cash flows and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items, and (y) changes resulting from normal and recurring year-end adjustments). The Company and its Subsidiaries do not have any liabilities or obligations of any nature consistently applied, except (i) liabilities reflected on the Financial Statements, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the balance sheet date, or (iii) liabilities incurred in connection with the transactions contemplated hereby.

(b) The Financial Statements accurately reflect in all material respects the books of account, ledgers and other financial records of the Company and its Subsidiaries. To the Company’s Knowledge, the books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries, nor any auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise has or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. There has been no, and there does not currently exist, any fraud or allegation of financial improprieties that involves management of the Company or any of its Subsidiaries.

3.07 Absence of Certain Developments. Since December 31, 2011, there has not been any Material Adverse Effect. Except as set forth on the attached Developments Schedule and except as expressly contemplated by this Agreement, since December 31, 2011, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries has:

(a) amended or modified its certificate of incorporation or by-laws (or equivalent governing documents);

(b) subjected any of its material properties or assets to any Lien, except for Permitted Liens;

(c) sold, leased, assigned, transferred or purchased any material tangible assets, in each case, in a single or related series of transactions, other than, in each case, the sale of inventory in the ordinary course of business;

(d) sold, leased, assigned, transferred or purchased any material issued patents, material registered trademarks, material trade names, material registered copyrights or material trade secrets, except in the ordinary course of business;

(e) issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(f) made or approved any changes in any Plan or any of its employee benefit plans, programs, policies, agreements or arrangements, other than renewals in the ordinary course of business consistent with past practice which did not result in increased cost to the Company or its Subsidiaries or as required by applicable Law;

(g) made any changes in wages, salary, fees or other compensation with respect to its current or former officers, directors, consultants or employees, other than changes made in the ordinary course of business consistent with past practice or as required by applicable Law or existing written agreements or written arrangements; provided that, notwithstanding the foregoing, neither the Company nor any of its Subsidiaries has taken any such action with respect to the individuals listed on the Officer Schedule;

(h) paid, loaned or advanced (other than the payment of salary and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business;

(i) adopted any Plans;

(j) hired or terminated any officers of the Company or its Subsidiaries or hired any other employees with fixed annual compensation in excess of $100,000;

(k) commenced or settled any litigation involving an amount in excess of $100,000 for any one case;

(l) made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(m) (i) made, changed or revoked any Tax election, (ii) amended, settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or consented to any extension or waiver of the statute of limitations thereof action in respect of Taxes, (iii) changed any annual Tax accounting period, adopted or changed any method of Tax accounting other than such changes required by GAAP or applicable Law, (iv) entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, (v) knowingly surrendered any right to claim a Tax refund, or (vi) prepared or filed any Tax Return (or any amendment thereof) other than such a Tax Return that was prepared in a manner consistent with prior practice unless otherwise required by applicable Tax Law;

(n) materially accelerated the collection of accounts receivable or materially delayed the payment of accounts payable;

(o) except as set forth in the Contracts Schedule, entered into or agreed to any material modification, amendment or extension of any Material Contract;

(p) (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization, or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(q) incurred or discharged any material Indebtedness, except in the ordinary course of business in accordance with the Revolver;

(r) made any capital expenditure or capital additions or betterments in excess of an average of $500,000 per quarterly accounting period, individually or in the aggregate;

(s) suffered any casualty, damage, destruction or loss, whether or not covered by insurance, to any material asset of the Company; or

(t) committed to do any of the foregoing.

3.08 Title to Properties.

(a) Except as set forth on the Liens Schedule, the Company and its Subsidiaries own good and marketable title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by such entity on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company or any of its Subsidiaries in the ordinary course of business since the date of the Latest Balance Sheet.

(b) Neither the Company nor any of its Subsidiaries owns any real property in fee.

(c) The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property used, occupied or leased by the Company and its Subsidiaries. Except as set forth on the Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest in the Leased Real Property under each such lease. The Company has delivered or made available to Parent true, correct and complete copies of each of the leases described on the Leased Real Property Schedule, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. None of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any other party to the Leased Real Property leases, is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by the Company or its Subsidiaries in any material respect under the Leased Real Property leases, and to the Company’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Company or its Subsidiaries in any material respect under the Leased Real Property leases.

3.09 Taxes. Except as set forth on the attached Taxes Schedule:

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions) all Tax Returns that were required to be filed, and (ii) have timely paid all Taxes (whether or not shown thereon as due and owing) to the proper taxing authority. All Taxes which the Company or any of its Subsidiaries was obligated to collect, deduct or withhold from amounts paid by any customer or other third party, or owing to any employee, creditor or other third party, have been timely collected, deducted or withheld and timely paid to the applicable taxing authority. There are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens. The Company and its Subsidiaries have made full and adequate provision in their books and records and Financial Statements for all Taxes which are not yet due and payable.

(b) No action, suit, audit, proceeding, investigation, claim or other action concerning any Tax liability of the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, is threatened. Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations period for assessment in respect of Taxes beyond the date hereof. To the Company’s knowledge, there is no reason to expect that any such action, suit, audit, proceeding, investigation, claim or other action may be asserted against the Company or any of its Subsidiaries by a taxing authority in respect of a Pre-Closing Tax Period.

(c) Parent has received complete copies of (i) all Tax Returns of the Company and each of its Subsidiaries relating to the taxable periods since 2008, and (ii) any audit reports issued or closing agreements entered into within the last three years and any letter rulings issued relating to Taxes of the Company or any of its Subsidiaries. All deficiencies asserted or assessments made as a result of any examination by any taxing authority of the Tax Returns of the Company or any of its Subsidiaries have been fully paid. No issue has been raised by a taxing authority or auditor in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(d) No written claim or nexus inquiry has been made by any taxing authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that it is required to file Tax Returns in that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries (i) has been a member of a consolidated, combined, unitary or aggregate group of corporations within the meaning of Section 1504 of the Code or any analogous or similar provision of Law (other than the affiliated group the common parent of which was the Company), (ii) has any liability for the Taxes of any other Person (other than the affiliated group the common parent of which is the Company) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of Law, as a transferee or successor, as a result of any contractual obligation, or otherwise for any Taxes of any other Person, (iii) is party to or bound by any tax sharing agreement, tax indemnity obligation in favor of any Person, or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any taxing authority), or (iv) is subject to any private letter ruling of the IRS or any comparable ruling of any taxing authority.

(f) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g) Neither the Company nor any of its Subsidiaries has (i) engaged in a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under any analogous or similar provision of Law, (ii) ever been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in or intended to be governed by Section 355 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, (iii) engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law, or (iv) any “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury Regulations Section 1.1502-19 or any analogous or similar provision of Law.

(h) Neither the Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, including as a result of any: (i) any change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or any analogous or similar provision of Law; (ii) installment sale or other open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) closing agreement described in Section 7121 of the Code or any analogous or similar provision of Law executed on or prior to the Closing Date; or (v) indebtedness discharged in connection with any election under Section 108(i) of the Code.

(i) The Company and each of its Subsidiaries has disclosed on its United States federal income Tax Returns all positions therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

(j) No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28 or (v) subject to any provision of state, local or foreign Law analogous or similar to any of the provisions listed above.

(k) The Company and each of its Subsidiaries has timely made its estimated tax payments without regard for any Tax deductions, Tax credits or similar Tax attributes relating to or arising out of the negotiation, execution or performance of this Agreement, the transactions contemplated by this Agreement, or the efforts to sell the Company or equity interests therein (whether to Parent or other Persons).

(l) Except as set forth on the Taxes Schedule, neither the Company nor any of its Subsidiaries has, nor has any such entity ever had (during any taxable period remaining open for the assessment of Tax by any applicable taxing authority under its applicable statute of limitations), any place of business or permanent establishment in any jurisdiction outside the jurisdiction of its organization.

(m) Neither the Company nor any of its Subsidiaries has obtained any consent or clearance from or entered into any settlement or arrangement with any taxing authority that would be binding on the Parent or any of its Affiliates or result in a material Tax liability for the Parent or any of its Affiliates for any Tax period (or portion thereof) ending after the Closing Date.

(n) Neither the Company nor any of its Subsidiaries has knowingly taken or has agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, other than those actions contemplated by this Agreement.

(o) For purposes of this Section 3.09, references to any entity shall include any other entity that was merged, liquidated or converted into such entity.

3.10 Contracts and Commitments.

(a) Except as set forth on the attached Contracts Schedule, neither the Company nor any of its Subsidiaries is party to nor bound by any:

(i) agreement relating to any acquisition or disposition by the Company or such Subsidiary of any assets or properties or the operating business or capital stock of any other Person, or relating to any such prior acquisition to the extent the Company or any Subsidiary has any remaining right, obligation or liability (whether fixed or contingent) thereunder, within the last three years;

(ii) collective bargaining agreement or contract with any labor union or trade organization;

(iii) contract establishing any joint ventures, partnerships or similar arrangements;

(iv) contract reflecting a settlement of any threatened or pending legal proceedings entered into within the last three years;

(v) contract (A) prohibiting or materially limiting the right of the Company or of its Subsidiaries to compete in any line of business or to conduct business with any Person in any geographical area, (B) containing a most favored nation or similar provision in favor of any customer or counterparty, or (C) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(vi) Intellectual Property license or similar arrangement material to the operation of the Company and its Subsidiaries, except licenses to software that is generally commercially available;

(vii) stock purchase, stock option or similar plan;

(viii) written contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for fixed compensation in excess of $100,000 per annum;

(ix) agreement or indenture relating to the borrowing of money or to placing a Lien on any material portion of the Company’s or any Subsidiary’s assets;

(x) guaranty of any obligation for borrowed money;

(xi) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000;

(xii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $250,000;

(xiii) contract or group of related contracts with the same party for the purchase by the Company or any Subsidiary of products or services, under which the undelivered balance of such products and services has a selling price in excess of $500,000 as of the date hereof; or

(xiv) contract or group of related contracts with the same party for the sale by the Company or any Subsidiary of products or services under which the undelivered balance of such products or services has a sales price in excess of $1,000,000 as of the date hereof.

(b) Parent and Merger Sub have been given access to a true and correct copy of all written contracts which are referred to on the Contracts Schedule, together with all material amendments, waivers or other changes thereto.

(c) (i) Neither the Company nor any Subsidiary is in default under any contract listed, or required to be listed, on the Contracts Schedule (each, a “Material Contract” and, collectively, the “Material Contracts”) and (ii) to the Company’s Knowledge, as of the date hereof, the other party to each of the Material Contracts is not in default thereunder. Except as listed on the Contracts Schedule, each Material Contract is legal and in full force and effect and is valid, binding and enforceable against the Company and, to the Company’s Knowledge, the other party thereto. As of the date hereof, no party to any Material Contract has given any written notice, or to the Company’s Knowledge, any notice (whether or not written) of termination or cancellation of any Material Contract or that it intends to seek to terminate or cancel any Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

(d) Except as set forth on the Authorization Schedule, there are no “change of control” or similar provisions or any obligations arising under any Material Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, and (ii) none of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated herby will, under the terms, conditions or provisions of any Company Material Contract (A) result in any material increase or decrease in any payment or change in any material term or condition, (B) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit, or (C) grant any repayment or repurchase rights to any Person.

3.11 Intellectual Property.

(a) All of the patents and patent applications, internet domain names, trademark registrations and applications, service mark registrations and applications, copyright registrations and copyright applications that are owned by the Company or any of its Subsidiaries are set forth on the attached Intellectual Property Schedule (together with all other Intellectual Property owned by the Company, collectively, “Company Intellectual Property”). The Company or one of its Subsidiaries, subject to any non-exclusive licenses granted by the Company or its Subsidiaries in the normal course of business, owns and possesses all right, title and interest in and to all Company Intellectual Property required to be listed on the Intellectual Property Schedule. Neither the Company nor any of its Subsidiaries is currently infringing on the Intellectual Property rights of any other Person, and, to the Company’s Knowledge, no Person is currently infringing on the Company Intellectual Property.

(b) Except as set forth on the Intellectual Property Schedule, the Company and its Subsidiaries own or have the right to use all Intellectual Property currently used by them in the ordinary course of business. Except as set forth on the Intellectual Property Schedule, neither the Company nor its Subsidiaries have received written notice from any third party challenging the ownership or validity of the registered or issued Company Intellectual Property currently used by the Company and its Subsidiaries in their respective businesses.

(c) Except as set forth on the Intellectual Property Schedule, neither the Company nor any of its Subsidiaries has within the past 3 years received in writing any charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any third party in order to avoid infringement) of the Intellectual Property of any third party.

(d) The Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, confidentiality and value of all material trade secrets included in the Company Intellectual Property.

(e) To Company’s Knowledge, no employee or former employee of the Company or any of its Subsidiaries engaged in the business is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to confidentiality or protection of trade secrets.

(f) To the Company’s Knowledge, no Technology owned or used by the Company or its Subsidiaries (collectively, “Company Technology”) contains any virus, worm, trojan horse, other material known contaminant, bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Technology or any product or system containing or used in conjunction with such Company Technology.

(g) The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of or payment of any material additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own, use, or hold for use any of the Company Intellectual Property as owned, used, or held for use in the conduct of the business of the Company or any of its Subsidiaries.

3.12 Litigation. Except as set forth on the attached Litigation Schedule, as of the date hereof, there are (a) no suits, proceedings, actions or investigations pending, or (b) to the Company’s Knowledge, suits, proceedings, actions or investigations threatened against the Company or any of its Subsidiaries or their respective assets or properties, at Law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and neither the Company nor any of its Subsidiaries, nor any of their respective assets or properties, is subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body. Except as set forth on the Litigation Schedule, neither the Company nor any Subsidiary is engaged in any suit, proceeding or action to recover monies due it or for damages sustained by it.

3.13 Employee Benefit Plans.

(a) The attached Employee Benefits Schedule lists each Plan. “Plans” means (i) “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, (ii) “welfare plans” (as defined under Section 3(1) of ERISA), whether or not subject to ERISA, and (iii) any other employee benefit plan, program, policy, agreement or arrangement, including health, disability, paid time off, consulting, employment, retention, bonus, termination, severance, change in control, retirement savings, equity based or phantom equity bonus or award, tax gross-up or other compensation, perquisite or fringe benefit plans, programs, policies, agreements and arrangements, whether written or unwritten, in each case (A) sponsored, maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employees, directors or individual consultants of the Company or any of its Subsidiaries or (B) pursuant to which the Company or any of its Subsidiaries has any Liability. Each of the Plans that is a “pension plan” (as defined under Section 3(2) of ERISA, the “Pension Plans”) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Company’s Knowledge, nothing has occurred which would reasonably be expected to cause the loss of such qualification. The Plans comply in form and in operation in all material respects with their terms and the requirements of applicable Law, including the Code and ERISA. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries has breached the terms of any Plan that is an employment or consulting agreement, or any restrictive covenant agreement with any current or former employee, director or individual consultant of the Company or any of its Subsidiaries.

(b) True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available or delivered to Parent by the Company, to the extent applicable: (i) any Plan document, all amendments thereto and related trust documents and amendments thereto, and all related insurance policies, group annuity contracts and other related funding arrangements; (ii) the most recent Form 5500 and all schedules thereto; (iii) the most recent IRS determination or opinion letter; (iv) the most recent summary plan description and any summaries of material modifications; and (v) written descriptions of any such non-written Plans.

(c) With respect to the Plans, all required contributions of the Company or any of its Subsidiaries have been made or properly accrued on the Company’s balance sheet. All contributions, transfers and payments in respect of any Plan have been and are fully deductible under the Code.

(d) Except as set forth on the attached Employee Benefits Schedule, none of the Plans is subject to Title IV of ERISA nor provides for medical or life insurance benefits to former employees, directors or services providers of the Company or any Subsidiary (other than as required under Code Section 4980B or similar state Law). Neither the Company, nor any Subsidiary or ERISA Affiliate has in the last six years contributed or has been obligated to contribute to any “employee pension plans,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” (as defined in Section 3(37) of ERISA, a “Multiemployer Plan”), nor has the Company or any Subsidiary or ERISA Affiliate incurred any withdrawal liability with respect to any Multiemployer Plan or any Liability in connection with the termination or reorganization of any Multiemployer Plan. Neither the Company nor any Subsidiary has any Liability under Title IV of ERISA.

(e) Except as set forth on the attached Employee Benefits Schedule, there are no pending material actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims in the ordinary course of business), nor does the Company have Knowledge of facts which would reasonably be expected to form the basis for any such claim or lawsuit. There is no pending or threatened governmental audit, examination or investigation relating to any Plan, nor, to the Company’s Knowledge, is there any basis for one.

(f) Except as set forth on the attached Employee Benefits Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone on in combination with any other event): (i) result in any payment becoming due to any current or former employee, director or consultant of the Company or any Subsidiary, (ii) increase any payments or benefits under any Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any payments or benefits under any Plan, (iv) limit the right to amend or terminate any Plan or (v) result in the payment or provision of any amount or benefit that would not be deductible by reason of Section 280G of the Code. No Person has any right against the Company or any of its Subsidiaries to be grossed up, indemnified, or reimbursed for any Tax, interest or penalty imposed under, or any other amount payable in connection with, Section 409A or Section 4999 of the Code.

(g) Each Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A(d)(1) of the Code) is and has been maintained in compliance with Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder, both in terms of operation and documentation. None of the transactions contemplated hereby will constitute or result in a deferral of compensation under any Plan that is subject to Section 409A of the Code.

(h) Except as set forth on the Employee Benefit Schedule, no Plan is maintained outside of, or subject to any laws other than those of, the United States, and no Plan covers any Person who resides or works outside of the United States. The Company and its Subsidiaries, as applicable, have reserved all rights necessary to amend and terminate each of the Plans that provide health and/or welfare benefits without the consent of any Person and without Liability.

(i) The Company, each of its Subsidiaries and each ERISA Affiliate has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, including with respect to each Plan.

3.14 Insurance. The attached Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries. All such insurance policies are in full force and effect and will continue in effect until Closing. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policies. There is no threatened termination of, or threatened premium increase with respect to, any of such policies other than in connection with the Company’s annual renewal process. During the last three years, neither the Company nor any of its Subsidiaries has received, from any insurance carrier with which it has carried any material insurance, (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights in respect of claims that are or would be reasonably be expected to be material to the Company or its Subsidiaries, or (ii) any notice of cancellation or any notice that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder.

3.15 Compliance with Laws. The Company and each of its Subsidiaries is in material compliance, and has materially complied at all times, with all applicable Laws, orders, codes and regulations of Governmental Bodies. Neither the Company nor any Subsidiary has received any written notice of, or been charged with, a violation of any such Laws, orders, codes or regulations, and to the Company’s Knowledge, no claims or complaints are threatened alleging that the Company or its Subsidiaries are in violation of any such Laws, orders, codes or regulations. To the Company’s Knowledge, no investigation, inquiry or review by any Governmental Body with respect to the Company or its Subsidiaries is pending or threatened. The Company and its Subsidiaries currently have all authorizations, licenses and permits which are required for the operation of their respective businesses as presently conducted and as presently intended to be conducted. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any authorization, license or permit to which it is a party.

3.16 Environmental Compliance and Conditions. Except as set forth on the attached Environmental Schedule:

(a) The Company and its Subsidiaries are and have been in material compliance with all Environmental Laws.

(b) The Company and its Subsidiaries hold, and are and have been in compliance with, all authorizations, licenses and permits required under Environmental Laws to occupy the Leased Real Property and operate their respective businesses as presently conducted.

(c) The Company and its Subsidiaries are not subject to any outstanding order, consent, decree, claim, action or investigation pursuant to Environmental Laws and have not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, penalties or attorney fees under Environmental Laws or related to the presence or release of any Hazardous Substance.

(d) Neither the Company nor its Subsidiaries have, directly or through any third party, disposed of, arranged for the disposal of, treated, stored, released or allowed or permitted the release of any Hazardous Substance at any real property, including the Leased Real Property, so as to give rise to liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws.

(e) To the Knowledge of the Company, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by the Company or its Subsidiaries for which the Company or its Subsidiaries is or may be liable.

(f) All permits, registrations, licenses, and authorizations required to be obtained or filed by the Company or any of its Subsidiaries under any applicable Environmental Laws in connection with the Company’s or any of its Subsidiaries’ operations have been duly obtained, are in full force and effect, there are no proceedings pending, or to the Company’s Knowledge, threatened to revoke, cancel or modify the terms of any such permits, registrations, licenses, or authorizations, and the Company and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, registrations, licenses, and authorizations.

(g) Neither the Company nor any of its subsidiaries has expressly or, to the Knowledge of Company, by operation of law assumed, undertaken, provided any indemnity with respect to or otherwise become subject to any liability of any other person under any Environmental Laws.

(h) There are no underground storage tanks or related piping, abandoned pipelines or sewers, surface impoundments, pits, ponds, lagoons, hazardous waste disposal areas or friable asbestos containing materials for which the Company or its Subsidiaries is responsible at any Leased Real Property.

(i) The Company does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(j) The Company and its Subsidiaries have made available to Parent accurate and complete copies of all environmental reports, studies, assessments, investigations, audits, correspondence and other documents relating to environmental or occupational safety and health matters in their possession and/or control.

(k) The representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties in this Agreement concerning environmental matters including, without limitation, matters arising under Environmental Laws.

3.17 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule or the attached Employee Benefits Schedule, no officer, director, manager, equity owner or Affiliate of the Company or any Subsidiary or any individual in such officer’s, director’s, manager’s or equity owner’s immediate family (a) is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries (other than any agreement, contract, commitment or transaction entered into in the ordinary course of business in an arm’s-length transaction with a Person not affiliated with the Company), (b) has any interest in any material property used by the Company or its Subsidiaries, or (c) other than employment relationships and compensation, benefits, repayment of travel, entertainment and other advances made in the ordinary course of business, has entered into any agreement whereby such Person owes any Indebtedness to or is owed any Indebtedness from any of the Company or its Subsidiaries.

3.18 Employment and Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries, (b) neither the Company nor any of its Subsidiaries have experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years, and (c) (i) there are no disputes pending or to the Company’s Knowledge, threatened between the Company or any of its Subsidiaries and any of their employees, directors or contractors, and (ii) there is no current union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board (or any other Governmental Body) certification election with respect to employees of the Company or any of its Subsidiaries or other organizing activity and neither the Company nor its Subsidiaries has been subject to an application by a union to be declared a common or related employer under labor relations legislation. Each of the Company and its Subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, immigration, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state, provincial or local “mass layoff” or “plant closing” Law and the collection and payment of withholding and/or social security taxes. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar state, provincial or local Laws) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing. The Company and its Subsidiaries have classified all individuals who perform services for the Company or its Subsidiaries correctly under each Plan, ERISA, the Code and other applicable Law, as common law employees, independent contractors or leased employees. To the

Company’s Knowledge, each employee, director and contractor of the Company or its Subsidiaries is in compliance with all visa and work permit requirements applicable to such Person’s relationship with the Company and its Subsidiaries. To the Company’s Knowledge, no visa or work permit held by any such Person will expire before the date that is six months after the date hereof.

3.19 Brokerage. Except as set forth on the attached Brokerage Schedule, there are no claims for nor will any Person be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Holders or the Company.

3.20 Customers and Suppliers.

(a) The attached Customers Schedule sets forth a list of the twenty (20) largest customers of the Company and the Subsidiaries, as measured by the dollar amount of purchases thereby, for each of the years ended December 31, 2010, December 31, 2011 and for the eight-month period ended August 31, 2012, showing the approximate total sales by the Company and the Subsidiaries to each such customer during such period. Since December 31, 2011, except as set forth on the Customers Schedule, no customer listed on the Customers Schedule has terminated or adversely modified its relationship with the Company or any Subsidiaries and no customer listed on the Customers Schedule has notified the Company or the Subsidiaries that it intends to terminate or adversely modify its relationship with the Company or any of its Subsidiaries. Parent and Merger Sub have been given access to true and correct copies of all written contracts with the Company or any Subsidiary pursuant to which any customer listed on the Customers Schedule has agreed to purchase services from the Company or any Subsidiary, together with all material amendments, waivers or other changes thereto. Neither the Company nor any Subsidiary is in material default under any such contract with any customer listed on the Customers Schedule and to the Company’s Knowledge, no customer listed on the Customers Schedule that is a party to any such contract is in material default thereunder. Each such contract with any customer listed on the Customers Schedule is legal and in full force and effect and is valid, binding and enforceable against the Company and, to the Company’s Knowledge, the other party thereto. Since January 1, 2011, no Material Customer has (i) other than in the ordinary course of business, failed to purchase the quantity of goods required to be purchased by such Material Customer pursuant to the terms of the contract with such Material Customer, or (ii) otherwise breached or defaulted on its obligations under any such contract.

(b) The attached Suppliers Schedule sets forth the top ten (10) suppliers of the Company and its Subsidiaries (based on the dollar amount of purchases from such suppliers) for each of the years ended December 31, 2010, December 31, 2011 and for the eight-month period ended August 31, 2012 (“Material Suppliers”). Except as set forth on the Suppliers Schedule, (i) all Material Suppliers continue to be suppliers of the Company and its Subsidiaries and none of such Material Suppliers has reduced materially its business with the Company or its Subsidiaries from the levels achieved during the fiscal year ended December 31, 2011, and, to the Company’s Knowledge, no such reduction will occur; and (ii) no Material Supplier has terminated or adversely modified, or given notice that it intends to terminate or adversely modify, its relationship with the Company, nor has the Company received notice that any Material Supplier intends to do so.

3.21 Accounts Receivable. All unpaid accounts receivable of the Company and its Subsidiaries, including all accounts receivable as shown on the Latest Balance Sheet and the Financial Statement for the fiscal year ended December 31, 2011, are valid receivables and were incurred in the ordinary course of business for bona fide products delivered or services rendered. As of the date hereof, no written notice has been received from any account debtor that any material amount of such accounts receivable are subject to any pending or threatened setoff, discount or counterclaim of any kind or subject to any other repurchase or return arrangement.

3.22 Product Warranty and Product Liability.

(a) Except as set forth on the Product Warranty and Product Liability Schedule, each product (including work-in-progress items) designed, manufactured, sold or otherwise delivered by the Company or any of its Subsidiaries is being, and has been, designed and manufactured in conformity with all applicable contractual commitments and all express and implied warranties in all material respects, and neither the Company nor any of its Subsidiaries has any Liability (and, to the Company’s Knowledge, there is no basis for any present or future Action against the Company or any of its Subsidiaries) for non-performance, replacement or repair of any such products or other damages or other costs in connection therewith, subject only to the reserve for product warranty claims set forth in the Financial Statements. The recorded warranty reserve set forth in the Financial Statements is adequate in light of the historical warranty loss experience of the Company and its Subsidiaries and their projected sales.

(b) The Company has no Liability and, to the Company’s Knowledge, there is no basis for any present or future Action against the Company that could give rise to any Liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by the Company.

3.23 Sufficiency of Assets. The Company and its Subsidiaries are the only operators through which their respective businesses are conducted. The assets and properties, tangible and intangible (including software), currently owned, leased or licensed by the Company and its Subsidiaries are sufficient for the conduct of their respective businesses, are the only assets and properties used in the conduct of such businesses and constitute all of the assets and properties necessary for the continued conduct of such businesses after the Closing in substantially the same manner as conducted prior to the Closing. All of the material assets of the Company and its Subsidiaries are in good condition, in good working order and in a state of good maintenance and repair relative to customary commercial standards in the domestic oil and gas sector (ordinary wear and tear excepted).

3.24 Inventory. The inventory reflected on the Latest Balance Sheet was properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently applied. Such inventory is in quantities sufficient for the normal operation of the business of the Company in accordance with past practices and shall be items of a quality usable or saleable by the Company in the ordinary course of business, except as reflected in any reserves recorded on the Latest Balance Sheet. Adequate reserves have been reflected in the Financial Statements for obsolete, excess, damaged, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

3.25 Certain Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has, directly or indirectly, made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries, (b) to pay for favorable treatment for business secured by the Company or any of its Subsidiaries, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, (d) in violation of the United States Foreign Corrupt Practices Act of 1977, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, any international anti-bribery conventions or applicable local anti-corruption or bribery Laws or any other applicable Law related to anti-corruption or bribery, or (e) otherwise in connection with any actual or proposed transaction relating to the business of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries (nor any of their respective directors, officers, employees or other Persons associated with or acting on behalf of any of them) has, directly or indirectly, (y) taken any action which would cause it to be in violation of the United States Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party, or (z) paid, offered, promised, authorized or agreed to give any money, gift or other thing of value or benefit to (i) any official or employee of any Governmental Body (including an official or employee of any public international organization or of any business or enterprise owned or partially owned by a Governmental Body), (ii) any political party, or employee or director thereof, or (iii) any candidate for a political position or any political subdivision for the purpose of: (A) influencing any act or decision of such person described in clauses (i), (ii) or (iii); (B) inducing such person described in clauses (i), (ii) or (iii) to act or fail to act in violation of his or her legal duties; or (C) causing such Person described in clauses (i), (ii) or (iii) to influence any act or decision of any Governmental Body to secure business licenses or permits, obtain or retain business, or direct business toward any person. The Company has delivered or made available to Parent correct and complete copies of each contract or agreement between the Company and any foreign sales agent or foreign sales representative thereof. The Company maintains a system of internal accounting controls adequate to reasonably ensure that it maintains no off-the-books accounts and that the assets of the Company and its Subsidiaries are used only in accordance with the Company’s management directives.

3.26 Information. None of the information relating to the Company supplied by the Company, or by any other Persons acting on behalf of the Company, in writing for inclusion in the Offer Documents or pursuant to Section 5.08 will, with respect to information provided in connection with the Offer Documents, as of the date that such Offer Documents (or any amendment or supplement thereto) is first mailed to holders of Parent Shares or at the Effective Time and with respect to information provided pursuant to Section 5.08, as of the date provided to the Company’s lenders, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

3.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, the Company makes no other express or implied representation or warranty with respect to the Company, or the transactions contemplated hereby, and the Company expressly disclaims any other representations or warranties, whether made by the Company or any of their Affiliates, officers, directors, employees, agents or representatives.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants, on a joint and several basis, to the Company, Representative and each Holder as follows:

4.01 Organization and Power. Parent is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of its organization, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

4.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Parent and Merger Sub, respectively, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Breach. Neither Parent nor Merger Sub is subject to or obligated under, to the extent applicable, any provision of its articles of incorporation, its bylaws or applicable governing documents, any applicable Law, rule or regulation of any governmental authority, or any material agreement or instrument, or any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement or consummation of the Merger.

4.04 Consents, etc. Except for (i) the applicable requirements of the HSR Act and any required filings or notifications that relate solely to the identity of Parent or Merger Sub or the nature of the business carried on by the Company or any of its Affiliates prior to Closing, (ii) the actions to be taken pursuant to Section 6.04, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Each of Parent and Merger Sub has made or will cause to be made all filings and submissions under the HSR Act and comparable foreign antitrust laws necessary for the consummation of the transactions contemplated herein. Other than as stated above, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations relating to any filings or notifications that relate solely to the identity of Parent or Merger Sub or the nature of the business carried on by the Company or any of its Affiliates prior to Closing.

4.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Parent or Merger Sub, overtly threatened against Parent or Merger Sub at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would reasonably be expected to adversely affect the performance of Parent or Merger Sub under this Agreement or the consummation of the transactions contemplated hereby.

4.06 Brokerage. Except as set forth on Schedule 4.06, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

4.07 Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.08 SEC Reports and Financial Statements.

(a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since March 1, 2011 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the United States Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.

(b) The financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

4.09 Certain Parent Representations.

(a) As of the date hereof, Parent is not aware of any facts that would reasonably be expected to cause it to be ineligible to file the Form S-3 Registration Statement contemplated by the Registration Rights Agreement or to have to delay or suspend the effectiveness of the Form S-3 Registration Statement.

(b) The Parent Shares to be issued by Parent in connection with this Agreement shall have been, as of the Closing, duly authorized, and upon consummation of the Merger and the issuance of such Parent Shares pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

4.10 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither Parent nor Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub, or the transactions contemplated hereby, and Parent and Merger Sub expressly disclaim any other representations or warranties, whether made by Parent, Merger Sub or any of their Affiliates, officers, directors, employees, agents or representatives.

4.11 Rule 14d-10(d) Matters. Prior to the closing of the Tender Offer, Parent shall take all such steps as may be required to cause each “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act entered into by Parent or a Subsidiary of Parent on the date hereof with any officer, director or employee pursuant to which consideration is payable to such officer, director or employee to be approved in accordance with the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

ARTICLE 5

PRE-CLOSING COVENANTS OF THE COMPANY AND REPRESENTATIVE

5.01 Conduct of the Business.

(a) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, except with the prior written consent of Parent, the Company will use its commercially reasonable efforts, and cause its Subsidiaries, to (i) carry on each of its and its Subsidiaries’ businesses according to its ordinary course of business and substantially in the same manner as heretofore conducted, (ii) preserve and protect and cause its Subsidiaries to preserve and protect their respective assets, properties, organization (including key officers and employees), goodwill and business relationships, (iii) cause all transactions between it and/or its Subsidiaries, on the one hand, and third parties, on the other hand, to take place on arm’s length terms, (iv) maintain insurance coverage on such terms and in such amounts substantially as maintained on the date hereof, and (v) comply in all material respects with all applicable Laws, orders, codes, licenses, regulations and ordinances of any Governmental Body.

(b) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, except as otherwise expressly provided for by this Agreement or consented to in writing by Parent, the Company will not, and will not permit any of its Subsidiaries to, (i) other than the borrowing of amounts pursuant to the Revolver, incur or commit to incur any Indebtedness, or (ii) take any action or refrain from taking any action that, if taken or not taken prior to the date hereof, would be required to disclosed pursuant to Section 3.07.

5.02 Access to Books and Records. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, the Company will provide, and will cause its Subsidiaries to provide, Parent and its representatives, advisors and prospective financing sources and each of their respective representatives (“Parent’s Representatives”) with access during normal business hours and upon reasonable notice to the offices, employees, properties, Tax Returns, Tax workpapers and books and records of the Company and its Subsidiaries as it reasonably requests, and the Company will use reasonable efforts to cause its and its Subsidiaries’ employees and representatives to cooperate with Parent and Parent’s Representatives in connection with Parent’s access to the foregoing.

5.03 Regulatory Filings.

(a) Within 5 business days after the date hereof, the Company will make or cause to be made all filings and submissions under any Law applicable to the Company and its Subsidiaries and their respective Affiliates required for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, Parent will have the right to review in advance, and to the extent practicable will consult with the Company and the Subsidiaries on, all the information that appears in any such filings, and the Company will coordinate and cooperate with Parent in exchanging such information and providing such assistance. In exercising the foregoing right, Parent will act reasonably and as promptly as practicable.

(b) The Company will, and will cause the Subsidiaries to, comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Body. The Company agrees to take and to cause its Subsidiaries to take commercially reasonable steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby.

(c) The Company will keep Parent apprised of the status of all filings and submissions referred to in Section 5.03(a) above, including promptly furnishing Parent with copies of notices or other communications received by the Company or any Subsidiary in connection therewith. Neither the Company nor any Subsidiary will permit any of its officers, employees or other representatives or agents to participate in any meeting with any governmental authority in respect of such filings and submissions unless it consults with Parent in advance and, to the extent permitted by such governmental authority, gives Parent the opportunity to attend and participate thereat.

5.04 Conditions. The Company will use reasonable best efforts to cause the conditions set forth in Section 2.02 hereof to be satisfied and to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.01 and 2.03 (other than those to be satisfied at the Closing).

5.05 Exclusive Dealing. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, the Company will not take and will use reasonable best efforts to cause its Subsidiaries, Affiliates, directors, officers, employees and advisors not to take (and will not permit any other Person on its or their behalf to take) any action to, directly or indirectly, solicit, encourage, facilitate, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Parent, Merger Sub and Parent’s Representatives) concerning any purchase of the Common Stock or other equity securities, any merger or consolidation, tender offer or exchange offer involving the Company or its Subsidiaries, any sale of substantially all of the assets of the Company or any of its Subsidiaries, any reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries (other than assets sold in the ordinary course of business) (an “Acquisition Proposal”). The Company agrees to promptly notify Parent upon receipt of any Acquisition Proposal.

5.06 Notification. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 7.01 hereof, the Company shall as promptly as reasonably practicable disclose to Parent in writing (in the form of updated disclosure schedules) any development, fact, circumstance, occurrence or non-occurrence causing a material breach of any of the representations and warranties contained in Article 3 hereof and of any material breach of the covenants, conditions or agreements in this Agreement made by the Company. Such disclosures will amend and supplement the appropriate disclosure schedules delivered on the date hereof and attached hereto; provided that, such disclosures will not be deemed to amend and supplement the appropriate disclosure schedules for purposes of (i) the conditions to closing set forth in Section 2.02(a), (ii) Parent’s ability to terminate this Agreement pursuant to Section 7.01(b), or (iii) the Parent Indemnitees’ ability to seek indemnification pursuant to Article 8.

5.07 Tender Offer Assistance. The Company and its Subsidiaries shall comply with the provisions set forth in Section 6.04.

5.08 Financing Assistance. The Company and its Subsidiaries shall use commercially reasonable efforts to, and shall cause their respective officers, employees, representatives and advisors, including legal, financial and accounting advisors, to use commercially reasonable efforts to, provide such cooperation as is reasonably requested by Parent in connection with obtaining or closing any financing transaction contemplated by Parent in connection with the consummation of the transactions contemplated hereby, including (i) participating in a reasonable number of due diligence sessions (but not more than two in person meetings), (ii) providing reasonably promptly to Parent and its financing sources such financial and other information regarding the Company and its Subsidiaries as is reasonably required in order to obtain or consummate such financings, including, without limitation, a description of the business of the Company and its Subsidiaries, the financial information necessary to provide a customary presentation of EBITDA and adjusted EBITDA for a 144A offering of debt securities and audited and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company as of and for the most recent fiscal year ended at least 90 days prior to the Closing Date and for each subsequent interim period ended at least 45 days prior to the Closing Date and each comparable fiscal period in the prior fiscal year or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities and, if required, using commercially reasonable efforts to cause its independent accountants to provide customary comfort letters that such accounting firms are prepared to deliver upon Closing, (iii) executing and delivering reasonable and customary certificates, legal opinions and other documentation required by such financings, (iv) delivering notices of prepayment within the time periods required by the agreements governing the existing indebtedness for borrowed money of the Company and its Subsidiaries that will be repaid at Closing, and (v) taking all reasonable formal corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent in connection with the consummation of such financing; provided, however, that (A) the Company shall not be required to provide such cooperation to the extent such cooperation unreasonably interferes with the Company’s day to day operations or to produce the information in clause (ii) above (other than the business description and financial information and statements expressly described in clause (ii) above) if such information is unavailable to the Company or its production would cause undue burden to the Company, (B) Parent shall coordinate its request for the Company’s assistance so as to minimize any disruption to the Company’s executive officers’ day to day responsibilities, and (C) no documentation executed or delivered by the Company pursuant to clause (iii) above shall become effective prior to the effectiveness of the Merger unless otherwise expressly agreed by the Company as such and the Company shall have no liability with respect to any such documentation until such time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with the cooperation contemplated by this Section 5.08. The Company shall notify Parent promptly if it restates or intends to restate any historical financial statements of the Company, in whole or in part, or otherwise indicates its intent or the need to restate any of the financial statements included in clause (ii) above, or that any such restatement is under consideration.

5.09 D&O Insurance. Prior to the Closing, the Company shall purchase a directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for at least six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, that the Company will not be required to purchase such coverage if the premium for such coverage exceeds, on a periodic basic, an amount equal to three times the current premium for the Company’s existing directors’ and officers’ liability insurance policy.

5.10 280G Holder Vote. Prior to the Closing, the Company shall submit to a vote of the Holders, in a manner that satisfies the shareholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (a “280G Holder Vote”), the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated hereby (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by, or benefit provided to, such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code if the Holders approve the payment by a vote that complies with Section 280(b)(5)(B) of the Code. The Company shall (i) at least 5 business days prior to providing (A) the applicable disqualified individuals with any required waivers, consents or agreements and (B) the applicable Holders with any materials necessary to comply with the 280G Holder Vote, provide a draft of the applicable materials to Parent and incorporate into such materials any reasonable comments that are timely provided by Parent and (ii) obtain any required waivers, consents or agreements from each disqualified individual at least 1 business day prior to conducting the 280G Holder Vote. Prior to the Closing, the Company shall provide Parent and its counsel with copies of all documents executed by the Holders and disqualified individuals in connection with the 280G Holder Vote (the “280G Vote Materials”).

ARTICLE 6

COVENANTS OF PARENT AND MERGER SUB

6.01 Director and Officer Liability and Indemnification.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement or exculpation existing on the date hereof in favor of any officers and directors of the Company or its Subsidiaries (each, an “Indemnified Person”), as provided in the Company’s and any of its Subsidiaries’ respective certificates of incorporation, bylaws or equivalent governing documents or otherwise as in effect as of the date hereof, to the extent permitted by applicable Law, shall survive the Merger for a period of six years after Closing, it being the intent of the parties each Indemnified person of the Company and its Subsidiaries will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law. For a period of six years after the Closing, Parent shall cause the governing documents of the Surviving Company and its Subsidiaries, or any successor to the Surviving Company or any of its Subsidiaries, to contain, to the extent permitted by applicable Law, provisions that are no less favorable with respect to indemnification, advancement of costs and exculpation of Indemnified Persons as are set forth in the applicable governing documents of the Company and its Subsidiaries on the date of this Agreement.

(b) It is expressly agreed that each Indemnified Person is a third party beneficiary of this Section 6.01, each of whom may enforce the provisions of this Section 6.01, and this provisions of this Section 6.01 may not be waived or modified in any manner which is materially adverse to the interests of an Indemnified Party without such Party’s prior written consent.

6.02 Regulatory Filings.

(a) Within 5 business days after the date hereof, Parent will make or cause to be made all filings and submissions under any Laws applicable to Parent and Merger Sub and their respective Affiliates for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, the Company will have the right to review in advance, and to the extent practicable will consult with Parent on, all the information that appears in any such filings, filings, and Parent will coordinate and cooperate with the Company in exchanging such information and providing such assistance. In exercising the foregoing right, the Company will act reasonably and as promptly as practicable. Parent will pay the applicable filing fee under the HSR Act.

(b) Parent and Merger Sub will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Body. Parent and Merger Sub agree to take all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby.

(c) Parent will keep the Company apprised of the status of all filings and submissions referred to in Section 6.02(a) above, including promptly furnishing the Company with copies of notices or other communications received by Parent or Merger Sub in connection therewith. Neither Parent nor Merger Sub will permit any of its officers, employees or other representatives or agents to participate in any meeting with any governmental authority in respect of such filings and submissions unless it consults with the Company in advance and, to the extent permitted by such governmental authority, gives the Company the opportunity to attend and participate thereat.

(d) Notwithstanding the foregoing, in no event shall Parent or any of its Subsidiaries be required to (i) effect any divestiture or license of any assets or properties of Parent or any of its Subsidiaries (including the Surviving Company), (ii) hold separate any such assets or properties, (iii) agree to any restrictions on the operations, business or assets of Parent or any of its Subsidiaries (including the Surviving Company), or (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other Governmental Body that would restrain, prevent or delay the Closing.

6.03 Conditions. Each of Parent and Merger Sub will use their reasonable best efforts to cause the conditions set forth in Section 2.03 hereof to be satisfied and to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Sections 2.01 and 2.02 (other than those to be satisfied at Closing).

6.04 Tender Offer.

(a) Prior to the Closing Date, Parent will provide the holders of the 6,000,000 shares of common stock sold in Parent’s initial public offering its stockholders (the “Offering Shares”) with the opportunity to redeem their Parent Shares in cash for a price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the date of the commencement of such tender offer, plus interest accrued from and after such date until two business days prior to the Closing, less franchise and income taxes payable and less any interest that Parent may withdraw in accordance with the terms of the trust agreement governing the use of the Trust Account for working capital requirements, by (ii) the total number of then outstanding Offering Shares (the “Tender Offer”). Unless otherwise agreed to by the Company and Parent, Parent shall use its commercially reasonably efforts (subject to market conditions) to conduct the Tender Offer without a stockholder vote pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers and compliance with the requirement of Article IX of its charter, and will file Tender Offer documents with the SEC. The Tender Offer documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the transactions contemplated hereby and the redemption rights as is required under Regulation 14A of the Exchange Act which regulates the solicitation of proxies. The obligation of Parent to accept for payment shares Parent Shares validly tendered and not validly withdrawn pursuant to the Tender Offer shall be subject to (i) the condition (the “Maximum Tender Condition”) that no more than a number of Parent Shares equal to ninety-two percent (92%) of the IPO Shares (as defined in Parent’s certificate of incorporation as amended) shall have been validly tendered and not validly withdrawn pursuant to and prior to the expiration of the Tender Offer, and (ii) the satisfaction of each of the other conditions set forth in Annex A hereto. Parent may, without the consent of the Company, (i) extend the Tender Offer for one or more period(s) beyond the scheduled expiration date, which initially shall be no earlier than 20 business days following the commencement of the Tender Offer, if, at any scheduled expiration of the Tender Offer, the Maximum Tender Condition and/or the conditions set forth in Annex A, have not been satisfied or waived, or (ii) extend or amend the Tender Offer for any period (such expiration date as extended, the “Expiration Date”) required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Tender Offer.

(b) Tender Offer Documents. Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offer which shall contain the materials set forth in Schedule 6.04(b). Each Schedule TO shall contain or shall incorporate by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TO, Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Parent and the Company agree to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent further agrees to take all steps reasonably necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Parent Shares, in each case as and to the extent required by applicable federal securities laws. Parent shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of Parent Shares. Parent shall provide the Company and its counsel with any comments that Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent to such comments.

(c) Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s stockholders with respect to the Tender Offer shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Offer Documents to be filed and/or mailed, or otherwise supplied to Parent’s stockholders and other investors, as of and following the commencement of the Tender Offer, that (i) is accurate in all material respects, (ii) complies as to form in all material respects as reasonably requested by Parent and (iii) contains substantially the financial and other information about the Company as is reasonably requested by Parent. The Company understands that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make its, and cause each of its Subsidiaries to make its, managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings, responding in a timely manner to comments from the SEC, and, upon the reasonable prior request, any meetings with the Parent’s stockholders and other investors concerning the Tender Offer and the transactions contemplated hereby.

(d) Termination of Tender Offers. Parent shall not terminate the Tender Offer prior to the Expiration Date without the prior consent of the Company except in the event this Agreement is terminated pursuant to the terms thereof.

(e) Signing Actions. As promptly as practicable after the execution of this Agreement, Parent and the Company shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Immediately after the issuance of the Signing Press Release, Parent shall prepare and file a pre-commencement Schedule TO-C and/or Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Filing”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.

(f) Closing Actions. As promptly as practicable after the completion of the Tender Offer, Parent shall prepare a draft amendment to Schedule TO and/or Form 8-K announcing such offers, and announcing the Closing, if applicable, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to such results, including the transactions contemplated hereby, if applicable, in any report or form to be filed with the SEC (“Closing Filing”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Tender Offer, Parent and the Representative shall mutually agree on and issue a press release announcing such tender offer results and, if applicable, the consummation of the transactions contemplated hereby (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release and shall file the Closing Filing with the SEC.

(g) Trust Account Waiver. Reference is made to the final prospectus of Parent dated June 15, 2011 (File No. 333-172629) (the “Prospectus”). The Company and each Holder warrants and represents that it has read the Prospectus and understands that Parent has established a trust account containing the proceeds of its initial public offering (“IPO”) and certain additional proceeds (collectively with the initial principal and interest accrued from time to time thereon, the “Trust Account”), initially in an amount of $61,200,000 for the benefit of holders of the securities issued in Parent’s IPO (the “Public Stockholders”) and certain parties (including the underwriters of the IPO) and the monies in the Trust Account, including any proceeds therefrom, may only be distributed as provided in the Prospectus. For and in consideration of Parent agreeing to enter into this Agreement, the Company and Holders hereby agree that, notwithstanding any provisions contained in this Agreement (including the indemnification provisions herein), the Company and Holders do not now have, and shall not at any time have, any right, title, interest or claim of any kind in or to any monies in the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship among the Company and Holders, on the one hand, and Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to as the “Trust Claims”). Notwithstanding any other provision contained in the Agreement, the Company and Holders hereby irrevocably waive any Trust Claims they may have, now or in the future, and will not seek recourse against, the Trust Account for any reason whatsoever in respect thereof. In the event that the Company or any Holder commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Account or the Public Stockholders, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from the Company and Holders the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding. The Company and Holders agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter in this Agreement, and the Company and Parent further intend and understand such waiver to be valid, binding and enforceable under applicable Law.

6.05 Treatment as Reorganization. This Agreement is intended to constitute a single “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations and will report it as such for all federal, state and local income Tax purposes. None of the parties hereto will knowingly take any action or fail to take any action, other than those contemplated by this Agreement, which action or failure would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. For the avoidance of doubt, negotiation, settlement or payment of appraisal rights pursuant to Section 262 of the DGCL shall be treated as an action taken pursuant to this Agreement. Each party hereto agrees to cooperate with the other parties and to provide to the other parties such information and documentation as may be necessary, proper or advisable, to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations

6.06 UPO Agreements. Parent will use its reasonable best efforts to enter into agreements with the holders of the options to purchase 600,000 units of the Parent (in the aggregate) originally issued to Cohen & Company Capital Markets, LLC and certain of its employees on June 21, 2011 to cancel such options.

ARTICLE 7

TERMINATION

7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent, if there has been a material violation or material breach by the Company of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Parent and Merger Sub and such violation or breach has not been waived by Parent or, if capable of being cured, cured by the Company within 10 days after written notice thereof from Parent; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to Parent if Parent is then in material breach or material violation of any covenant, representation or warranty contained in this Agreement;

(c) by the Company, if there has been a material violation or material breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Company and such violation or breach has not been waived by the Company or, if capable of being cured, cured by Parent or Merger Sub within 10 days after written notice thereof by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to the Company if the Company is then in material breach or material violation of any covenant, representation or warranty contained in this Agreement;

(d) by either Parent or the Company if (i) the transactions contemplated by this Agreement shall violate any order of any court or Governmental Body that shall have become final and non-appealable, or (ii) there shall be a law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited;

(e) by either Parent or the Company if the Merger contemplated hereby has not been consummated by 5:00 p.m., New York City time on December 15, 2012 (the “Outside Date”);

(f) by Parent if more than a number of Parent Shares equal to ninety-two percent (92%) of the IPO Shares (as defined in Parent’s certificate of incorporation as amended) have been tendered in connection with the Tender Offer; or

(g) by Parent if the Holder Approval is not delivered to Parent within 2 business days of the execution of this Agreement.

7.02 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 7.02 and Article 11 hereof which will survive the termination of this Agreement in accordance with their terms); provided, however, that no such termination shall relieve any party from liability for any prior fraud or intentional or willful breach of this Agreement.

ARTICLE 8

INDEMNIFICATION

8.01 Survival. The representations and warranties contained in Articles 3 and 4, and the covenants and agreements contained in this Agreement will survive the Closing and will terminate on the date that is 18 months after the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.01, 3.02, 3.03, and 3.19 (the “Company Fundamental Representations”) shall survive indefinitely, (b) the representations and warranties contained in Sections 3.09 (Taxes), 3.11 (Intellectual Property), 3.13 (Employee Benefit Plans),

3.16 (Environmental Compliance and Conditions) and 3.26 (Information) and any indemnity obligation for Excluded Tax Liabilities shall survive until 60 days following the expiration of the applicable statute of limitations with respect thereto, and (c) the covenants and agreements set forth in Articles 8, 9, 10 and 11 will survive in accordance with the terms thereof.

8.02 Indemnification of Parent.

(a) From and after the Closing (but subject to the terms and conditions of this Article 8), the Holders hereby agree, jointly and severally (subject to the limitations set forth herein), to indemnify and hold the Parent Indemnitees (as defined below) harmless from and against, and pay to the applicable Parent Indemnitees the amount of, any and all losses, liabilities, Taxes, claims, suits, actions, obligations, deficiencies, demands, awards, judgments, damages, interest, fines, penalties, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and expenses) whether or not involving a Third Party Claim (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by Parent, its Affiliates or any of their respective officers, directors, managers, employees, stockholders, members, partners, agents, representatives or successors and assigns (the “Parent Indemnitees”) attributable to, or arising or resulting from (i) any breach of any representation or warranty of the Company contained in Article 3 of this Agreement, in each case without taking into account any disclosure made pursuant to Section 5.06, (ii) any breach of any covenant of the Company or any Holder contained in this Agreement, (iii) any Excluded Tax Liabilities, and (iv) any of the matters set forth on the Product Warranty and Product Liability Schedule (Schedule 3.22(a)), or any circumstances, facts or omissions giving rise to such matters.

(b) Notwithstanding anything to the contrary set forth in this Agreement, each Parent Indemnitee’s right to recover a Loss pursuant to this Agreement shall be limited as follows:

(i) other than with respect to any Losses arising out of any Excluded Tax Liabilities or the breach of any Company Tax Representations or Company Employee Benefit Plan Representations, no Parent Indemnitees will be entitled to any indemnification for a Loss hereunder if, with respect to any individual item of Loss, such item is less than $25,000 (“Minor Claim”);

(ii) other than with respect to any Losses arising out of the breach of any Company Fundamental Representations, Company Tax Representations or Company Employee Benefit Plan Representations, no Parent Indemnitee will be entitled to any indemnification (A) pursuant to Section 8.02(a)(i) or (B) with respect to any Losses arising out of the breach of the Company’s obligations set forth in the second sentence of Section 6.04(c) unless the aggregate of all Losses relating to a breaches of such representations, warranties and covenants would exceed on a cumulative basis an amount equal to $1,000,000 (the “Deductible”), at which point the Parent Indemnitees shall be entitled to indemnification from the first dollar of Losses;

(iii) the aggregate indemnification of the Parent Indemnitees hereunder (A) pursuant to Section 8.02(a)(i) (other than with respect to indemnification for Losses arising out of the breach of (w) any Company Fundamental Representation, (x) any Company Employee Benefit Plan Representation, or (y) any Company Tax Representations) or (B) with respect to any Losses arising out of the breach of the Company’s obligations set forth in the second sentence of Section 6.04(c) shall be $7,500,000;

(iv) the aggregate indemnification of the Parent Indemnitees hereunder pursuant to Section 8.02(a)(i) arising out of a breach of any Company Fundamental Representation, any Company Employee Benefit Plan Representation, any Company Tax Representations shall be equal to the Aggregate Merger Consideration; and

(v) the aggregate indemnification of the Parent Indemnitees hereunder payable by any single Holder shall be limited to that portion of the Aggregate Merger Consideration that was received by such Holder in exchange for its Common Stock.

(c) All payments under this Section 8.02 will be treated by the parties as an adjustment to the proceeds received by Holders pursuant to Article 1, to the extent permitted by applicable Law.

8.03 Indemnification of Holders. From and after the Closing (but subject to the provisions of this Article 8), Parent will indemnify and hold each Holder, each Holder’s Affiliates and each of their respective officers, directors, managers, employees, stockholders, members, partners, agents, representatives, successors and assigns (the “Holder Indemnitees”) harmless from and against, and pay to the applicable Holder Indemnitees the amount of, any and all Losses based upon, attributable to or resulting from (a) a breach of any representation or warranty of Parent or Merger Sub set forth in Article 4 this Agreement, and (b) any breach of any covenant of Parent or Merger Sub contained in this Agreement.

8.04 Limits of Indemnification.

(a) The ability of any Parent Indemnitee or Holder Indemnitee to receive indemnification pursuant to Sections 8.02 or 8.03, respectively, will terminate on the applicable survival termination date (as set forth in Section 8.01), unless such Parent Indemnitee or Holder Indemnitee, as applicable, has made a proper claim for indemnification pursuant to Sections 8.02 or 8.03, respectively, subject to the terms and conditions of this Article 8, prior to such termination date, as applicable. If a Parent Indemnitee or a Holder Indemnitee has made a proper claim for indemnification pursuant to Sections 8.02 or 8.03, respectively, prior to such termination date, then such claim, if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 8.01.

(b) Each of Parent and Merger Sub understands, acknowledges and agrees that the indemnification provided to Parent Indemnitees pursuant to, and subject to the terms and conditions of, Section 8.02 will be the sole and exclusive remedy of the Parent Indemnitees against any Holder or any other Person with respect to the subject matter of this Agreement or the transactions contemplated hereby, and that the Parent Indemnitees will have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, Section 8.02. Parent acknowledges and agrees that the Parent Indemnitees may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (ii) asserting or threatening any claim against any Person (other than a Holder in a claim pursuant to Article 8) that is not a party (or a successor to a party) for breaches of the representations, warranties and covenants contained in this Agreement.

(c) The right to indemnification, payment of damages or other remedy pursuant to this Article 8 will not be affected by the indemnified person’s investigation with respect to, or any knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any representation, warranty, agreement, covenant or obligation under this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representation, warranty, covenant, agreement or obligation.

8.05 Inter-Party Claims. In order for a Parent Indemnitee or Holder Indemnitee to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), such Claiming Party must notify the other party or parties from whom such indemnification is sought (the “Defending Party”) in writing promptly after the Claiming Party becomes aware of the occurrence of the event giving rise to such Claiming Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Defending Party is materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure. If the Defending Party disputes its liability with respect to any such claim, the Defending Party and the Claiming Party will proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction. The Claiming Party will have the burden of proof in establishing the amount of Losses it has suffered.

8.06 Third Party Claims.

(a) In order for a Claiming Party to seek any indemnification provided for under this Agreement in respect of a claim or demand made by any third party Person against the Claiming Party (a “Third Party Claim”), such Claiming Party must notify the Defending Party in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such Claiming Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent the Defending Party is materially prejudiced as a result of such failure.

(b) If a Third Party Claim is made against a Claiming Party, the Defending Party will, at its expense, be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party (i) if within five business days of the receipt of notice from the Claiming Party informing the Defending Party of such Third Party Claim, the Defending Party gives notice to the Claiming Party stating the Defending Party’s intention to do so and acknowledging that the Defending Party will indemnify the Claiming Party from and against all Losses (to the extent required by, and subject to any applicable limits provided in, this Article 8), that the Claiming Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third Party Claim, or (ii) if the Defending Party does not assume the defense of a

Third Party Claim pursuant to clause (i) of this sentence, at any time that the Defending Party reasonably believes that the Claiming Party has ceased to actively and diligently prosecute the defense of such Third Party Claim. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party will not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof; provided, that in the case that (A) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Claiming Party, in its sole and absolute discretion, for the same counsel to represent both the Claiming Party and the Defending Party, (B) the Defending Party fails to actively and diligently prosecute the defense of such Third Party Claim, (C) such Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement action, (D) the settlement of, and adverse judgment with respect to, or the Defending Party’s conduct of the defense of such Third Party Claim is, in the sole and absolute discretion of the Claiming Party, likely to be adverse to the Claiming Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business), or (E) such Third Party Claim could result in an injunction or other equitable relief against the Claiming Party or, in the reasonable discretion of the Claiming Party, result in a Loss in excess of the dollar amount available for indemnification pursuant to this Article 8 (the scenarios described in clauses (A) – (E) are collectively referred to as “Conflicts”), then the Defending Party will continue to be liable to the Claiming Party for reasonable legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof. If the Defending Party assumes such defense, the Claiming Party will have the right to participate in the defense thereof (including the rights to be present and accompanied by counsel and to receive copies of all pleadings, notices and communications with respect to such Third Party Claim) and to employ counsel, at its own expense or, in accordance with the previous sentence, at the Defending Party’s expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party will control such defense so long as the Third Party Claim does not involve a Conflict, in which case the Claiming Party will control such defense. If the Defending Party chooses to defend any Third Party Claim, then all the parties will cooperate in the defense or prosecution of such Third Party Claim, including by retaining and, upon the Defending Party’s request and subject to Section 6.01, providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Defending Party assumes the defense of any Third Party Claim, the Defending Party, (y) subject to Section 8.10 hereof, may (if the Claiming Party is a Parent Indemnitee) draw upon the Holdback Shares in order to pay any costs, fees and expenses (including reasonable legal fees) incurred in connection with such defense, and (z) shall obtain the prior written consent of the Claiming Party (which shall not be unreasonably withheld) before entering into any settlement or consenting to the entry of a judgment with respect to such claim unless such settlement or judgment (1) involves no finding or admission of any violation of Law or the rights of any Person and has no effect on any other claims that may be made against the Claiming Party, (2) expressly and unconditionally provides a full and general release of the Claiming Party from all liabilities and obligations with respect to such claim, and (3) involves no finding or admission of any violation of Law or the rights of any Person. In addition, whether or not Representative will have assumed the defense of a Third Party Claim, if Representative has acknowledged that the Holders will indemnify the Claiming Party from and against all Losses (to the extent required by, and subject to any applicable limits provided in, this Article 8), that the Parent Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third Party Claim, then neither Parent nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of Representative.

8.07 Determination of Loss Amount; No Circular Recovery.

(a) In no event will Parent Indemnitees be entitled to recover or make a claim for any amounts in respect of punitive damages (except to the extent required to be paid to a Third Party pursuant to a Third Party Claim). No indemnifying party will be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable Law as determined by a court or pursuant to an administration rule-making decision.

(b) For purposes of this Article 8, any determination of (i) whether there has been an inaccuracy in or breach of any representation, warranty or covenant, and (ii) the amount of any Losses arising from clause (i) of this sentence, shall be made without regard to any “material,” “materiality,” “Material Adverse Effect” or similar qualification contained in or otherwise applicable to such representations, warranty or covenant.

(c) No Holder Indemnitee shall make any claim for indemnification against Parent or any of its Affiliates by reason of the fact that such Holder Indemnitee was a controlling person, director, manager, officer, employee or representative of the Company or its Subsidiaries, or was serving as such for another Person at the request of the Company or its Subsidiaries (whether such claim is for a Loss of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contract, agreement or otherwise) with respect to any claim brought by a Parent Indemnitee relating to this Agreement or any of the transactions contemplated by this Agreement. With respect to any claim brought by a Parent Indemnitee against any Holder related to this Agreement or any of the transactions contemplated hereby, each Holder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Parent, Merger Sub, the Surviving Company, any of their Subsidiaries and their respective Affiliates (other than Holders) with respect to any amounts owed by such Holder pursuant to this Article 8.

8.08 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) The Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company or any of its Subsidiaries that are due on or before the Closing Date. With respect to Tax Returns for the Company or any of its Subsidiaries for any Pre-Closing Tax Period that are filed after the Closing Date, the Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all such Tax Returns. The Tax Returns prepared by the Company pursuant to this Section 8.08(a)(i) are referred to as the “Seller Prepared Tax Returns,” and the Tax Returns prepared by the Parent pursuant to this Section 8.08(a)(i) are referred to as the

“Purchaser Prepared Tax Returns.” Such Tax Returns shall be prepared in a manner consistent with the prior practice of the Company and any Subsidiary unless otherwise required by applicable Tax Law. At least 30 days before the date on which each such Tax Return is due (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return), if such Tax Return is a Purchaser Prepared Tax Return, the Parent shall submit such Tax Return to the Representative for its review and approval, and if such Tax Return is a Seller Prepared Tax Return, the Company shall submit such Tax Return to the Parent for its review and approval. Such approval by the Representative or the Parent, as the case may be, shall not be unreasonably withheld or delayed. The reviewing party shall submit its written comments, if any, to the other party no less than 15 days (or such shorter period as the circumstances require, but only in the case of a non-income Tax Return) prior to the due date of such Tax Return, and the non-reviewing party shall make any change to any such Tax Return (or file any amendment to such Tax Return) as is reasonably requested by the reviewing party, so long as there is a reasonable basis in fact and Law for such change. The Parent and the Representative agree to consult and timely resolve in good faith any issue arising as a result of their respective review of any Tax Return prepared and filed pursuant to this Section 8.08(a)(i). The Representative shall timely pay (or cause to be timely paid) all Taxes due with respect to any Seller Prepared Tax Return. The Representative shall promptly pay, or cause to be promptly paid, to the Parent the amount of such Tax for which the Holders are responsible pursuant to this Agreement for any Purchaser Prepared Tax Return, to the extent not paid or accrued at or before the Closing. For the avoidance of doubt, the Representative’s obligation to make payments pursuant to this Section 8.08(a)(i) shall not be satisfied from the Holdback Shares. The party required to file any Tax Return pursuant to this Section 8.01(a)(i) subject to a dispute shall file such disputed Tax Return on the due date thereof (taking into account any applicable timely filed extension) in the manner that it sees fit, without prejudice to the resolution of such dispute.

(ii) Parent shall not (nor shall it cause any Affiliate to) make any election under Section 338 of the Code (or any analogous or similar provision under state, local or non-U.S. law) with respect to the transactions contemplated by this Agreement.

(iii) Parent shall pay to the Representative any refunds of Taxes (or reductions in Tax liability), including interest paid therewith, of the Company or any of its Subsidiaries that relate to a Pre-Closing Tax Period, other than any refunds that are attributable to any carryback of net operating losses, capital losses or other Tax attributes relating to a Post-Closing Tax Period. Parent shall use commercially reasonable efforts to pursue any claims for refund of the Company or any of its Subsidiaries pending as of the Closing Date. Parent shall make payment of any such refund described in this Section 8.08(a)(iii), net of any reasonable costs incurred by or on behalf of Parent in obtaining such refund, to the Representative within ten days of the actual receipt of such refund.

(iv) Neither Parent nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Cooperation. The parties will cooperate with each other to provide each other with such information and assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, including the filing of any claim for any refund, any Tax protest, Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes, compliance with any Tax-related requirements of any Governmental Body and the enforcement of the provisions of this Section 8.08(b). Such cooperation will include, including upon Representative’s or Parent’s request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and giving any powers of attorney.

(c) Transfer Taxes. Parent will pay any real property transfer, stamp, stock transfer, recording, filing or other similar Tax payable as a result of the transactions contemplated by this Agreement, but excluding any Taxes based on or attributable to income or gains (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Parent shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by Law to be filed by a Holder), and Representative agrees to cooperate with Parent in the filing of any such Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to complete such returns. Parent and the Representative shall, upon request of the other party, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

(d) For purposes of this Agreement, any Taxes with respect to any Straddle Period shall be apportioned between the portion of such period up to and including the Closing Date (such portion, a “Pre-Closing Straddle Period”) and the portion of such period that begins the day after the Closing Date (such portion, a “Post-Closing Straddle Period”) based, (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, on a per diem basis and, (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date. For purposes of this Section 8.08(d), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period in the same manner as that set forth in clause (i) of this Section 8.08(d).

8.09 Further Assurances. From time to time, as and when requested by any party and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.10 Holdback Shares.

(a) From and after the Closing, until all of the Holdback Shares have been cancelled or released pursuant to this Section 8.10, Parent will be entitled to reimbursement (on behalf of the Parent Indemnitees) out of the Holdback Shares for any and all Losses incurred by the Parent Indemnitees which are subject to indemnification by the Holders pursuant to this Article 8.

(b) Parent, on behalf of a Parent Indemnitee suffering a Loss, shall provide written notice that takes into account the limitations set forth in this Article 8 (a “Claims Notice”) to the Representative specifying (i) in reasonable detail (including specific reference to the provision(s) of this Agreement giving rise to the Losses) the nature and dollar amount of any claim (a “Claim”) it may have, (ii) the aggregate dollar amount of Losses sustained or estimated to be sustained by the Parent Indemnified Parties as a result of such Claim and (iii) the number of Holdback Shares to be released to Parent, on behalf of such Parent Indemnitees with respect to such Losses (which such number of shares shall equal the amount of such Losses, divided by the closing price of the Parent Shares on the date of the date of such Claims Notice). In the case of any estimated Losses contained in a Claims Notice, Parent shall provide a subsequent Claims Notice once such Losses have been finally determined.

(c) If the Representative gives written notice to Parent disputing any Claim (a “Counter Notice”) within 15 calendar days following receipt by the Representative of the Claims Notice regarding such Claim, such Claim (each, a “Disputed Claim”) shall be resolved as provided in this Section 8.10. If no Counter Notice is received by Parent within such 15 calendar day period, then the amount of the Loss and the number of Holdback Shares as set forth in its Claims Notice will be deemed established for purposes of this Agreement and Parent shall instruct the Transfer Agent to release to Parent, on behalf of the Parent Indemnitees suffering the applicable Loss, the number of Parent Shares set forth in the Claims Notice from the Holdback Shares.

(d) If the Representative delivers a Counter Notice, such Counter Notice (and the dispute described therein) must be settled either: (i) by mutual agreement of the Representative and Parent or (ii) final, non-appealable order of a court or a final, non-appealable arbitration decision. Parent and the Representative shall deliver written instructions to the Transfer Agent directing the release of Holdback Shares in accordance with any such mutual agreement or order or decision within two business days of such agreement or entry of such order or decisions.

(e) On the date that is eighteen months after the Closing Date, Parent and the Representative will deliver a joint written instruction to the Transfer Agent, directing the Transfer Agent to reflect that each Holder shall have been conveyed a number of Holdback Shares (rounded down to the nearest share) equal to (i) (A) the number of Holdback Shares then remaining, minus (B) the aggregate number of all Pending Claim Shares, multiplied by (ii) such Holder’s Proportionate Share. “Pending Claim Shares” means, for each Disputed Claim and for each Claim delivered in a Claims Notice before the date that is eighteen months after the Closing Date for which the Representative has not provided a Dispute Notice and for which Parent has not received payment, (y) the amount of such claim, divided by (z) the closing price of the Parent Shares on the date the Claims Notice with respect to such Claim was given.

(f) From and after the date that is eighteen months after the Closing Date, at any time the Holdback Shares exceed the Pending Claim Shares, Parent and Representative will deliver a joint written instruction to the Transfer Agent, directing the Transfer Agent to reflect that each Holder shall have been conveyed a number of Holdback Shares (rounded down to the nearest share) equal to (i) the amount of such excess, multiplied by (ii) such Holder’s Proportionate Share.

ARTICLE 9

REPRESENTATIVE

9.01 Representative.

(a) Effective upon and by virtue of the Holder Approval and/or delivery of the Holder Letters of Transmittal, and without any further act of any of the Holders, the Representative shall be hereby appointed as the representative of the Holders and as the attorney-in-fact and agent for and on behalf of each Holder for purposes of this Agreement and will take such actions to be taken by the Representative under this Agreement and such other actions on behalf of such Holders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including (i) executing and delivering this Agreement and any other ancillary documents and negotiating and executing such amendments, modifications, waivers or changes thereto as to which the Representative, in its sole discretion, shall have consented (provided that any waiver or amendment that shall adversely and disproportionately affect the rights or obligations of any Holder as compared to other Holders shall require the prior written consent of such Holder), (ii) taking all actions and making all filings on behalf of such Holders with any Governmental Body or other Person necessary to effect the consummation of the transactions contemplated by this Agreement, (iii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement on behalf of such Holders, (iv) satisfying from the Holdback Shares costs, expenses and/or liabilities incurred by Representative in its capacity as the Representative and otherwise in accordance with this Agreement, and (v) taking all other actions that are either necessary or appropriate in the judgment of Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement. Representative hereby accepts such appointment. Representative shall use commercially reasonable efforts based on contact information available to the Representative to keep the Holders reasonably informed with respect to actions of Representative pursuant to the authority granted Representative under this Agreement which actions have a material impact on the amounts payable to the Holders. Each Holder shall promptly provide written notice to the Representative of any change of address of such Holder.

(b) A decision, act, consent or instruction of Representative hereunder shall constitute a decision, act, consent or instruction of all Holders and shall be final, binding and conclusive upon each such Holder, and Parent and the Surviving Company may rely upon any such decision, act, consent or instruction of Representative as being the decision, act, consent or instruction of each and every such Holder. Parent and the Surviving Company shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Representative.

(c) Representative will incur no liability with respect to any action taken or suffered by any Holder in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Representative to be genuine and to have been signed by such Holder (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the gross negligence, bad faith or willful misconduct of Representative. In all questions arising under this Agreement, the Representative may rely on the advice of outside counsel, and the Representative will not be liable to any Holder for anything done, omitted or suffered in good faith by Representative based on such advice.

(d) The Holders shall severally (each based on its Proportionate Share) but not jointly indemnify Representative and hold Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of Representative and arising out of or in connection with the acceptance or administration of Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other advisors reasonably retained by Representative.

(e) At any time Holders representing at least seventy percent (70%) in interest of the Holders may, by written consent, appoint another Person as Representative. Notice together with a copy of the written consent appointing such Person and bearing the signatures of Holders of at least seventy percent (70%) in interest of the Holders must be delivered to Parent not less than 10 days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date 10 days after such consent is received by Parent. For the purposes of this Section 9.01, “seventy percent (70%) in interest of the Holders” shall mean Holders representing in the aggregate at least 70% of the percentage interests in the Aggregate Merger Consideration.

(f) In the event that Representative becomes unable or unwilling to continue in his or its capacity as Representative, or if Representative resigns as a Representative, Holders representing at least seventy percent (70%) in interest of the Holders may, by written consent, appoint a new representative as Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Holders of at least seventy percent (70%) in interest of the Holders must be delivered to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date 10 days after such consent is received by Parent.

(g) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder, and (ii) shall survive the consummation of the Merger.

ARTICLE 10

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

“280G Holder Vote” has the meaning set forth in Section 5.10.

“280G Vote Materials” has the meaning set forth in Section 5.10.

“2013 EBITDA” has the meaning set forth in Section 1.12(b)(iv).

“Accounting Firm” has the meaning set forth in Section 1.05(d).

“Acquisition Proposal” has the meaning set forth in Section 5.05.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Merger Consideration” has the meaning set forth in Section 1.04(a).

“Agreed Accounting Principles” means GAAP, as applied in a manner consistent with the determination thereof in the preparation of the Company’s audited Financial Statements.

“Agreement” has the meaning set forth in the preamble.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“Cash Consideration” has the meaning set forth in Section 1.04(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Change of Control Transaction” means the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the stock or assets of the Company.

“Claim” shall have the meaning set forth in Section 8.10(b).

“Claiming Party” has the meaning set forth in Section 8.05.

“Claims Notice” shall have the meaning set forth in Section 8.10(b).

“Closing Statement” has the meaning set forth in Section 1.05(c).

“Class A Common Stock” means the Company’s Class A common stock, par value $0.001 per share.

“Class B Common Stock” means the Company’s Class B common stock, par value $0.001 per share.

“Closing” has the meaning set forth in Section 1.02.

“Closing Consideration” has the meaning set forth in Section 1.04(b).

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Filing” has the meaning set forth in Section 6.04(f).

“Closing Press Release” has the meaning set forth in Section 6.04(f).

“Closing Statement” has the meaning set forth in Section 1.05(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means Class A Common Stock and Class B Common Stock.

“Common Stock Certificates” has the meaning set forth in Section 1.04(b).

“Company” has the meaning set forth in the preamble.

“Company Employee Benefit Plan Representations” means the representations and warranties contained in Section 3.13.

“Company Fundamental Representations” has the meaning set forth in Section 8.01.

“Company Intellectual Property” has the meaning set forth in Section 3.11(a).

“Company Tax Representations” means the representations and warranties in respect of Taxes contained in Sections 3.07(l) and 3.09.

“Company Technology” has the meaning set forth in Section 3.11(f).

“Company’s Knowledge” has the meaning set forth in Section 11.04.

“Confidentiality Agreement” means the Confidentiality Agreement, dated June 8, 2012, by and between Parent and the Company.

“Conflicts” has the meaning set forth in Section 8.06(b).

“Contingent Closing Cash Amount” has the meaning set forth in Section 1.04(f).

“Contingent Share Consideration” has the meaning set forth in Section 1.12(a).

“Counter Notice” shall have the meaning set forth in Section 8.10(c).

“Deductible” has the meaning set forth in Section 8.02(b)(ii).

“Defending Party” has the meaning set forth in Section 8.05.

“DGCL” had the meaning set forth in the recitals.

“Disputed Claim” shall have the meaning set forth in Section 8.10(c).

“Disputed Items” has the meaning set forth in Section 1.05(d).

“Dissenting Shares” has the meaning set forth in Section 1.07.

“Earnout Accounting Firm” has the meaning set forth in Section 1.12(b)(v).

“Earnout Amount” has the meaning set forth in Section 1.12(b)(iii).

“Earnout Objection Statement” has the meaning set forth in Section 1.12(b)(v).

“Earnout Statement” has the meaning set forth in Section 1.12(b)(i).

“Effective Time” has the meaning set forth in Section 1.02.

“Electronic Delivery” has the meaning set forth in Section 11.22.

“Employment Agreements” has the meaning set forth in the recitals.

“Environmental Laws” means all applicable federal, state, provincial, municipal, local and foreign laws, statutes, regulations, ordinances, common law duties, codes and by-laws that have the force or effect of law, and all judicial and administrative orders and determinations that are binding upon the Company or its Subsidiaries, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, in each case relating to any matter arising out of or relating to health and safety, pollution or protection of the environment or workplace, including any of the foregoing relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” has the meaning set forth in Section 3.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with any of the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Aggregate Merger Consideration” has the meaning set forth in Section 1.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Tax Liabilities” means any Liability for (a) Taxes of the Company or any of its Subsidiaries that are related or attributable to any Pre-Closing Tax Period, (b) Taxes of the Company or any of its Subsidiaries that are related or attributable to any Pre-Closing Tax Period as a result of the Company’s or any of its Subsidiaries’ being included in an affiliated group that files consolidated, combined or unitary Tax Returns by reason of Treasury Regulations Section 1.1502-6 or any analogous or similar provision of Law, (c) Taxes of any Holder and (d) payments under any Tax allocation, sharing or similar agreement or arrangement (whether oral or written), other than pursuant to this Agreement, to which any Holder, the Company or any of its Subsidiaries is subject.

“Expiration Date” has the meaning set forth in Section 6.04(a).

“Final Aggregate Merger Consideration” has the meaning set forth in Section 1.05(e).

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Certificate” has the meaning set forth in Section 2.02(c)(iii).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Company’s past practice.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Holdback Shares” means 750,000 shares of Parent Shares.

“Holder Approval” has the meaning set forth in the recitals.

“Holder Indemnitees” has the meaning set forth in Section 8.03.

“Holder Letter of Transmittal” means the Holder Letter of Transmittal, in the form of Exhibit C.

“Holder Transaction Expenses” means all (a) third party fees and expenses payable by the Company or any of its Subsidiaries, Representative, or any Holder arising from, incurred in connection with or incident to this Agreement, the Merger and the transactions contemplated hereby (including any fees or expenses payable pursuant to the Letter Agreement with TerraNova Capital Partners, Inc., dated February 28, 2012), and (b) change of control, closing or signing bonuses and/or severance or retention or similar payments or benefits payable as a result of the consummation of the transactions contemplated by this Agreement, including the employer portion of any employment Taxes payable with respect thereto. Holder Transaction Expenses include the items set forth on the Holder Transaction Expenses Schedule.

“Holders” has the meaning set forth in the recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property outside the ordinary course of business, all refunds recognized by the Company as due to customers prior to the Closing; (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of the type referred to in clauses (a) through (c) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (e) all obligations of the type referred to in clauses (a) though (d) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (e) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations. Notwithstanding the foregoing, Indebtedness does not include (A) any operating or lease obligations (including Capital Leases) and (B) any intercompany obligations between or among the Company or any of its Subsidiaries.

“Intellectual Property” means all intellectual property and industrial rights including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) trade secrets and (v) all other intellectual property rights arising from or relating to Technology.

“International Agreement” means an agreement, in a form reasonably acceptable to Parent, by and between the Company and International Drilling Equipment, LLC, incorporating the terms set forth on Schedule 10.01.

“IPO” has the meaning set forth in Section 6.04(g).

“IRS” means the Internal Revenue Service.

“Latest Balance Sheet” has the meaning set forth in Section 3.06.

“Law” means any law, rule, regulations, judgment, injunction, order, decree or other restriction of any court or governmental entity.

“Lease Amendments” means the (i) First Amendment to Commercial Lease, by and between SDC Blackhole LP, Advanced Rig Services LLC, and Integrated Drilling Equipment Company, in the form attached hereto as Exhibit E-1, (ii) First Amendment to Commercial Lease, by and between IDECO LLC and Advanced Rig Services LLC, in the form attached hereto as Exhibit E-2, and (iii) First Amendment to Commercial Lease, by and between 9th Green LLC and Integrated Drilling Equipment Company, in the form attached hereto as Exhibit E-3.

“Leased Real Property” has the meaning set forth in Section 3.08(c).

“Liability” means any direct or indirect liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, asserted or unasserted, vested or unvested, executory, determined, determinable or otherwise, whenever and however arising (including whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP or the Accounting Principles).

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“LLCA” has the meaning set forth in the Recitals.

“Loss” has the meaning set forth in Section 8.02(a).

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, which individually or in the aggregate, with all other changes, effects, events, circumstances, occurrences, states of facts and developments, that has or is reasonably expected to have a material adverse effect (a) on the ability of the Holders, the Company or its Subsidiaries to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or any document contemplated by this Agreement, or (b) upon the business, assets, liabilities, financial condition or operating results of the Company and its Subsidiaries taken as a whole, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates; provided, however, that any such adverse effect does not have a disproportionate effect on the Company or its Subsidiaries as compared to other Persons engaged in the same industry, (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; provided, however, that any such adverse effect does not have a disproportionate effect on the Company or its Subsidiaries as compared to other Persons engaged in the same industry, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); provided, however, that any such adverse effect does not have a disproportionate effect on the Company or its Subsidiaries as compared to other Persons engaged in the same industry, (iv) changes in GAAP, (v) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Body; provided, however, that any such adverse effect does not have a disproportionate effect on the Company or its Subsidiaries as compared to other Persons engaged in the same industry, (vi) any failure, in and of itself, by the Company to meet any internal projections or forecasts (e.g., if the underlying circumstances themselves would not have caused a Material Adverse Effect, the failure of the Company to meet internal projections or forecasts will not be a Material Adverse Effect); provided, however, that the facts or occurrences underlying any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, and (vii) conduct by the Company prohibited under Section 5.01 for which Parent gave its prior written consent.

“Material Contract” has the meaning set forth in Section 3.10(c).

“Material Suppliers” has the meaning set forth in Section 3.20(b).

“Maximum Tender Condition” has the meaning set forth in Section 6.04(a).

“Merger” has the meaning set forth in Section 1.01(a).

“Merger Sub” has the meaning set forth in the preamble.

“Minor Claim” has the meaning set forth in Section 8.02(b)(i).

“Net Debt” means, as of the Closing, the amount of Indebtedness plus cash of the Company.

“Net Working Capital” means, as of the Closing, current assets less current liabilities, excluding (i) cash and restricted cash, (ii) any current portion of Indebtedness or Capital Leases, (iii) accrued and unpaid interest expense, (iv) Holder Transaction Expenses and (v) the current portion of any deferred tax assets and liabilities and any accrued or unpaid taxes. Net Working Capital shall be calculated based on the books and records of the Company and determined in accordance with the Agreed Accounting Principles. An example calculation of the Net Working Capital is attached hereto as Exhibit G.

“Net Working Capital Target” means an amount equal to $0.

“Non-Party Affiliates” has the meaning set forth in Section 11.13.

“Objections Statement” has the meaning set forth in Section 1.05(d).

“Offer Documents” has the meaning set forth in Section 6.04(b).

“Offer to Purchase” has the meaning set forth in Section 6.04(b).

“Offering Shares” has the meaning set forth in Section 6.04(a).

“Organizational Documents” has the meaning set forth in Section 3.05.

“Outside Date” has the meaning set forth in Section 7.01(e).

“Parent” has the meaning set forth in the preamble.

“Parent Financial Statements” has the meaning set forth in Section 4.08(b).

“Parent Indemnitees” has the meaning set forth in Section 8.02(a).

“Parent SEC Documents” has the meaning set forth in Section 4.08(a).

“Parent Shares” means the shares of common stock of Parent.

“Parent’s Representatives” has the meaning set forth in Section 5.02.

“Pay-Off Letter” has the meaning set forth in Section 2.02(c)(v).

“Pending Claim Shares” shall have the meaning set forth in Section 8.10(e).

“Pension Plans” has the meaning set forth in Section 3.13(a).

“Per Share Price” has the meaning set forth in Section 1.04(e).

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or one of its Subsidiaries and for which adequate reserves are established in the Financial Statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, and (iv) purchase money liens and liens securing rental payments under Capital Leases.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Plans” has the meaning set forth in Section 3.13(a).

“Post-Closing Straddle Period” has the meaning set forth in Section 8.08(d).

“Post-Closing Tax Period” means any taxable period ending after the Closing Date, other than a Straddle Period, and any Post-Closing Straddle Period.

“Pre-Closing Straddle Period” has the meaning set forth in Section 8.08(d).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and any Pre-Closing Straddle Period.

“Proportionate Share” means with respect to any Holder, the fraction (i) the numerator of which is the sum of such Holder’s shares of Common Stock immediately prior to the Effective Time and (ii) the denominator of which is the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares held by the Company or any of its Subsidiaries).

“Prospectus” has the meaning set forth in Section 6.04(g).

“Public Stockholders” has the meaning set forth in Section 6.04(g).

“Purchaser Prepared Tax Returns” has the meaning set forth in Section 8.08(a)(i).

“Registration Rights Agreement” has the meaning set forth in Section 2.02(c)(vi).

“Representative” has the meaning set forth in the preamble.

“Related Parties” has the meaning set forth in Section 7.03(b).

“Revolver” means the Company’s credit facility with PNC Bank, N.A.

“Schedule TO” has the meaning set forth in Section 6.04(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Prepared Tax Returns” has the meaning set forth in Section 8.08(a)(i).

“Signing Filing” has the meaning set forth in Section 6.04(e).

“Signing Press Release” has the meaning set forth in Section 6.04(e).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.

“Surviving Company” has the meaning set forth in Section 1.01(a).

“Tax” or “Taxes” means (i) any federal, provincial, territorial, state, municipal, schoolboard, school, local or non-U.S. tax, including income, gross receipts, business, capital, capital gains, goods and services, provincial sales, registration, value added, escheat, excise, gross margin, severance, premium, windfall profit, customs, duties, land transfer, personal property, employment, payroll, license, employee, capital stock, franchise, profits, withholding, social security, unemployment, health, employment insurance, governmental pension plan premiums or contributions, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax, (ii) any interest, penalty or addition thereto whether disputed or not, and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, imposition, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means, collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Tender Offer” has the meaning set forth in Section 6.04(a).

“Third Party Claim” has the meaning set forth in Section 8.06(a).

“Trading Days” means each day the public market on which Parent Shares are traded is actually open for trading of public equity securities.

“Trading Price” means the closing price of Parent Shares as reported on the public market on which such securities are traded.

“Transfer Agent” means Parent’s designated transfer agent for the Parent Shares.

“Transfer Taxes” has the meaning set forth in Section 8.08(c).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Trust Account” has the meaning set forth in Section 6.04(g).

“Trust Account Excess” means the amount, if any, by which (a) the sum of (i) the balance of the Trust Account, as of the Closing (after repurchase of Parent Shares tendered in connection with the Tender Offer), plus (ii) the aggregate net proceeds resulting from the offering of any equity securities of the Parent between the date hereof and the Closing (without duplication of any amounts reflected in (i)) exceeds (b) $50,000,000.

“Trust Account Value” means the amount of cash available in the Trust Account at Closing.

“Trust Claims” has the meaning set forth in Section 6.04(g).

“UPO Agreements” means agreements for the repurchase of the rights granted under the Unit Purchase Option Agreements entitling the holders thereof to purchase units of Parent.

“WARN” has the meaning set forth in Section 3.18.

10.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refers to “calendar days” unless otherwise specified.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 11

MISCELLANEOUS

11.01 Press Releases and Communications. Except as set forth in this Agreement or as agreed among the Company, Parent and Representative (as applicable), (a) no party hereto will make or issue any press release or public announcement related to this Agreement or the transactions contemplated herein until after the Closing and (b) no press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of the Company or any of its Subsidiaries, will be issued or made by any party hereto without the joint approval of Parent and Representative, unless, in each case, required by law (on the reasonable advice of counsel) in which case Parent and Representative will have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing will not restrict or prohibit the Company or any of its Subsidiaries from making any announcement to its employees, lenders, customers, advisors and other business relations to the extent the Company or such Subsidiary reasonably determines in good faith that such announcement is necessary or advisable. For the avoidance of doubt, the parties hereto acknowledge and agree that Parent and its affiliated investment funds may provide general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance and improvements) in connection with Parent’s or its affiliated investment funds’ fund raising, marketing, informational or reporting activities.

11.02 Expenses. Except as otherwise expressly provided herein, Parent and Merger Sub, on the one hand, and the Company and the Holders, on the other hand, will each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and the transactions contemplated by this Agreement (whether consummated or not).

11.03 Prevailing Party. In the event of a dispute between any of the parties with respect to obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith will be entitled to recover from such other party its costs and expenses, including, without limitation, reasonable legal fees and associated court costs.

11.04 Knowledge Defined. For purposes of this Agreement, the phrase “the Company’s Knowledge” as used herein means the actual knowledge, after due inquiry, of the following individuals: Stephen Cope, Richard Dodson, Eric Storm, Bruce Burnham, Tony Beebe and Jay Johnson.

11.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below (with written confirmation of receipt), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent, Merger Sub (and, after the Closing, the Surviving Company):

Empeiria Acquisition Corporation

142 W. 57th Street, 11th floor

New York, NY 10019

Fax: (646) 390-1004

Attention: Alan B. Menkes

with a copy (which shall not constitute notice) to:

Jones Day

222 East 41st Street

New York, New York 10017

Fax: (212) 755-7306

Attention: Kevin O’Mara

Notices to Company (prior to the Closing) or Representative:

Integrated Drilling Equipment, LLC

25311 I-45 North, Woodpark Business Center, Bldg No. 6

Spring, Texas 77380

Fax:

Attention: Stephen Cope

with a copy (which shall not constitute notice) to:

Nielsen & Associates

200 N. Poplar Street

Tomball, Texas 77375

Fax: (713) 931-6909

Attention: Jared Nielsen

11.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties. Notwithstanding the foregoing, Parent may assign this Agreement to any Subsidiary of Parent or to any lender of Parent or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, offerings, extensions, refundings or renewals thereof, provided that no assignment to any such Subsidiary or lender will in any way affect Parent’s obligations or liabilities under this Agreement and (ii) after the Closing, any Holder may assign this Agreement to any of its beneficial owners or successors by operation of law.

11.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

11.08 No Strict Construction; Disclosure Schedules. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement. Capitalized terms used in the disclosure schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement and in the disclosure schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

11.09 Amendment and Waiver. Any provision of this Agreement or the disclosure schedules or Exhibits may be amended or waived only in a writing signed by Parent and Representative. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

11.10 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

11.12 Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.

11.13 Non-Recourse. Except as provided in Article 8, all claims or causes of action (whether in contract or tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto. Except as provided in Article 8, no Person that is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and, except as provided in Article 8, each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

11.14 Governing Law. All matters (including any and all claims) arising out of or relating to the interpretation, construction, validity or enforcement of this Agreement and the transactions contemplated hereby (other than the Tender Offer, which will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule) will be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York, except to the extent the DGCL shall be held to govern the Merger.

11.15 Consent to Jurisdiction and Service of Process. Subject to Section 1.02 (which will govern any dispute arising thereunder), the parties to this Agreement submit to the exclusive jurisdiction of the state courts located in the Borough of Manhattan, New York, New York or the courts of the United States located in the Borough of Manhattan, New York, New York in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith (including the Tender Offer) and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.05. Each of the parties hereto agrees that a judgment in any dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.16 Waiver of Jury Trial. Each party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including the Tender Offer). Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 11.16.

11.17 No Third Party Beneficiaries. No Person other than the parties hereto will have any rights, remedies, obligations or benefits under any provision of this Agreement, other than Sections 8.02 and 8.03 (to the extent provided therein), except for (i) the directors and officers of the Company and its Subsidiaries solely with respect to Section 6.02.

11.18 Deliveries to Parent or Merger Sub; Disclaimer. Parent and Merger Sub agree and acknowledge that all documents or other items included in the electronic dataroom or otherwise delivered to Parent, Merger Sub or their respective representatives (including, without limitation, Parent’s accountants and any of Parent’s legal counsel) will be deemed to be delivered to Parent and Merger Sub for all purposes hereunder. Parent and Merger Sub acknowledge and agree that, except as expressly set forth in this Agreement, none of the Company, Representative or any Holder has made any representation or warranty, express or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or their respective representatives, and, except as set forth in this Agreement, none of the Company, Representative or any Holder will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub or Parent’s or Merger Sub’s use of or reliance on, any such information or any information, documents or material made available to Parent or Merger Sub. In connection with Parent’s and Merger Sub’s investigation of the Company, Parent and Merger Sub have received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information of the Company. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Parent and Merger Sub will have no claim against any Holder, Representative or any other Person with respect thereto. Accordingly, each Holder, Representative and the Company make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and each of Parent and Merger Sub agrees that it has not relied thereon.

11.19 Conflict Between Transaction Documents. The parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

11.20 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by a party hereto. It is accordingly agreed that the Company, on the one hand, and Parent, on the other hand, will be entitled to seek specific enforcement of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction pursuant to Section 11.14, this being in addition to any other remedy to which the Company or Parent are entitled at law or in equity, without posting any bond or other undertaking.

11.21 Interpretation. In the event that representations and warranties set forth in one Section (e.g., Section 3.09, relating to Taxes) may generally apply to a matter which is more specifically addressed elsewhere in the representations and warranties (e.g., Section 3.13, relating to Employee Benefit Plans), it is the intent of the parties that the provisions of the more specific Section shall be considered to be the sole representations and warranties on such subject, except to the extent a specific matter is expressly referenced in one Section as applying to matters which are specifically covered by another Section.

11.22 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

*     *     *     *

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

COMPANY:

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS INC.

By:	/s/ Stephen Cope
Name:	Stephen Cope
Its:

PARENT:

EMPEIRIA ACQUISITION CORPORATION

By:	/s/ Alan Menkes
Name:	Alan Menkes
Its:	Chief Executive Officer

MERGER SUB:

IDE ACQUISITION CO., LLC

By:	/s/ Alan Menkes
Name:	Alan Menkes
Its:	President

REPRESENTATIVE:

By:	/s/ Stephen Cope
Name:	Stephen Cope

Signature Page to Agreement and Plan of Merger

Annex A

Tender Offer Conditions

Reference is made to the Agreement and Plan of Merger, dated as of October 19, 2012 (the “Agreement”), among Empeiria Acquisition Corporation, a Delaware corporation (“Parent”), IDE Acquisition Co., LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Integrated Drilling Holdings Company, Inc., a Delaware corporation (the “Company”), and Stephen Cope, as representative (the “Representatives”). Capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement. Notwithstanding any other provisions of the Tender Offer, and in addition to (and not in limitation of) the rights and obligations of Parent to extend, terminate and/or modify the Tender Offer (subject to the terms and conditions of the Agreement), Parent (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Parent to pay for or return tendered shares of Parent Stock promptly after termination or withdrawal of either of the Tender Offer)), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Parent Stock and (ii) may terminate or amend the Tender Offer as to shares of Parent Stock not then paid for in the event that, at the then-scheduled Expiration Date (as it may be extended pursuant to Section 6.04 of the Agreement) or immediately prior to such payment, (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Tender Offer and the Merger) under the HSR Act shall not have expired or been terminated, or any other approval under any antitrust or competition laws of other jurisdictions, or any consent, waiver or approval from a third Person that is required in connection with the transactions contemplated by the Agreement which in the reasonable judgment of Parent is required or advisable to consummate the transactions contemplated by the Agreement, including the Tender Offer and the Merger, shall not have been obtained or made or shall not remain in full force and effect (or any statutory waiting period in respect thereof shall not have expired), (B) the Maximum Tender Condition shall not have been satisfied, (C) the Merger, in our reasonable judgment, to be determined as of immediately prior to the Expiration Date, is not capable of being consummated contemporaneously with the Offer on or before 5:00 p.m. on December 15, 2012, (D) to the extent more than 3,629,000 shares of Parent Stock are tendered in the Tender Offer, the receipt by Parent of proceeds from a new financing in an amount sufficient to pay for any shares of Parent Stock in excess of 3,629,000 but less than 5,520,000 or (E) any of the following shall have occurred:

(a) a general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred;

(b) any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the acquisition of some or all of the shares of Parent Stock pursuant to the Offer shall have been instituted or been pending, at any time after the commencement of the Offer and before the Initial Expiration Date.

The foregoing conditions are for the sole benefit of Parent and, subject to the terms and conditions of the Agreement, may be waived by Parent, in whole or in part at any time and from time to time in the sole discretion of Parent. The failure or delay by Parent at any time to exercise any of the foregoing rights shall not operate as a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.